UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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PACIRA PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

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PACIRA PHARMACEUTICALS, INC.
5 Sylvan Way, Suite 300
Parsippany, New Jersey 07054
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 14, 2016

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Pacira Pharmaceuticals, Inc., which will be held on Tuesday, June 14, 2016, at 2:00 p.m. Eastern Daylight Time, at the Trump SoHo New York, located at 246 Spring Street, New York, New York 10013.

Only stockholders who owned common stock at the close of business on April 18, 2016 can vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will be asked to:

  1.
  Elect three Class II directors to our board of directors to serve until the 2019 Annual Meeting of Stockholders (Proposal 1);

  2.
  Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2);

  3.
  Approve, on an advisory basis, the compensation of our named executive officers (Proposal 3);

  4.
  Approve our Amended and Restated 2011 Stock Incentive Plan (Proposal 4); and

  5.
  Transact any other business properly brought before the Annual Meeting.

You can find more information, including the nominees for directors and details regarding executive compensation and our independent registered public accounting firm, in the attached proxy statement.

The board of directors recommends that you vote in favor of each of the above proposals, each as outlined in the attached proxy statement.

We cordially invite all stockholders to attend the Annual Meeting in person. Stockholders of record at the close of business on April 18, 2016, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Whether or not you expect to attend the Annual Meeting in person, please execute your vote promptly by following the instructions described under "How do I vote?" on page 2 of the proxy statement. If you execute your vote prior to the Annual Meeting and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By order of the Board of Directors,
/s/ KRISTEN WILLIAMS
Kristen Williams Chief Administrative Officer, General Counsel and Secretary

Parsippany, New Jersey
April 21, 2016

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE EXECUTE YOUR VOTE PROMPTLY BY FOLLOWING THE INSTRUCTIONS DESCRIBED UNDER "HOW DO I VOTE?" ON PAGE 2 OF THE PROXY STATEMENT. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY VOTED.

2016 PROXY STATEMENT — SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 1-4)

Meeting: 2016 Annual Meeting of Stockholders

Date: Tuesday, June 14, 2016

Time: 2:00 p.m. Eastern Daylight Time

Location: Trump SoHo New York
246 Spring Street
New York, New York 10013

Record Date: April 18, 2016

Record Date Shares Outstanding: 37,166,440 shares

Stock Symbol: PCRX

Exchange: NASDAQ

Registrar & Transfer Agent: Computershare Trust Company, N.A.

State of Incorporation: Delaware

Public Company Since: February 2011

Corporate Headquarters: 5 Sylvan Way, Suite 300
Parsippany, New Jersey 07054

Corporate Website: www.pacira.com

ANNUAL MEETING AGENDA (Board Recommendation)

(see page 1)

•
Election of Three Class II Directors ("FOR")
•
Ratification of Appointment of KPMG LLP as our Independent Registered Public Accounting Firm ("FOR")
•
Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers ("FOR")
•
Approval of our Amended and Restated 2011 Stock Incentive Plan ("FOR")
•
Transact Other Business That May Properly Come Before the Meeting

2015 BUSINESS HIGHLIGHTS

(see pages 26-27, 45)

•
Total revenue increase of $51.3 million, or 26% in 2015, as compared to 2014, driven by EXPAREL® sales of $239.9 million.
•
Favorable resolution of the U.S. Food and Drug Administration ("FDA") lawsuit.
•
Delivery of manufacturing process equipment to Patheon U.K. Limited to be used in the production of EXPAREL.
•
Initiation of studies for the use of EXPAREL in upper extremity and lower extremity nerve blocks.

EXECUTIVE COMPENSATION HIGHLIGHTS

(see pages 26-45)

Say-on-Pay Vote: We hold an annual say-on-pay vote. Approximately 99% of the votes cast at the 2015 Annual Meeting of Stockholders approved, on an advisory basis, the compensation of our named executive officers.

2015 Compensation Highlights:

•
Limited equity grants to named executive officers in 2015, with no equity grants made to the CEO.
•
Total compensation down 83% compared to previous year for CEO, and approximately 37% lower for returning named executive officers.
•
Total 2015 CEO compensation was below the 25th percentile of our peer group and total average named executive officer compensation ranged between the 25th and 50th percentile.

STOCK INCENTIVE PLAN HIGHLIGHTS

(see pages 46-59)

Stock Incentive Plan Changes:

•
Increase the number of shares of common stock authorized for grant by 4,000,000 newly reserved shares.
•
Add a $1 million limit on the aggregate amount of all compensation granted during any calendar year to any member of our board of directors who is not an employee of our company.

Stock Incentive Plan Governance Highlights:

•
No recycling of shares or "liberal share counting" practices.
•
No single-trigger vesting of equity awards that are assumed in the event of a change in control.
•
No repricing of stock options without prior stockholder approval.
•
No stock options with exercise prices below fair market value.
•
Three-year average historical equity compensation utilization rate ("burn rate") of 3.52%.

PROXY STATEMENT

Page
Information About the Annual Meeting and Voting	1
Proposal No. 1 — Election of Class II Directors	5
Executive Officers	12
Corporate Governance	13
Director Nomination Process	13
Majority Vote Director Resignation Policy	14
Director Independence	14
Board Committees	15
Board and Committee Meetings Attendance	17
Director Attendance at Annual Meeting of Stockholders	18
Code of Business Conduct and Ethics	18
Board Leadership Structure and Board's Role in Risk Oversight	18
No Hedging or Pledging	19
Communication with the Board	19
Director Compensation	20
Non-Employee Director Compensation Policy	20
Director Compensation	21
Proposal No. 2 — Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm For the Fiscal Year Ending December 31, 2016	23
Report of the Audit Committee	25
Executive Compensation	26
Compensation Discussion and Analysis	26
Compensation Committee Report	37
Summary Compensation Table	38
Grants of Plan-Based Awards	39
Outstanding Equity Awards at Fiscal Year-End	40
Option Exercises and Stock Vested	41
Employment Agreements, Severance and Change of Control Arrangements	41
Proposal No. 3 — Advisory Vote to Approve the Compensation of our Named Executive Officers	45
Proposal No. 4 — Approval of the Amended and Restated 2011 Stock Incentive Plan	46
Related Person Transactions	58
Principal Stockholders	60
Section 16(a) Beneficial Ownership Reporting Compliance	63
Householding	63
Stockholder Proposals	63
Other Matters	64

PACIRA PHARMACEUTICALS, INC.
5 Sylvan Way, Suite 300
Parsippany, New Jersey 07054
(973) 254-3560

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2016

This proxy statement contains information about the 2016 Annual Meeting of Stockholders of Pacira Pharmaceuticals, Inc. (the "Annual Meeting") to be held on Tuesday, June 14, 2016, at 2:00 p.m. Eastern Daylight Time, at the Trump SoHo New York, located at 246 Spring Street, New York, New York 10013. This proxy statement will first be made available to stockholders on or about April 21, 2016. It is furnished to stockholders of Pacira Pharmaceuticals, Inc. in connection with the solicitation of proxies by our board of directors. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "Pacira," the "Company," "our," "we" or "us" refers to Pacira Pharmaceuticals, Inc. and its subsidiaries.

This proxy statement and our 2015 annual report to stockholders are available at www.proxyvote.com.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of 2016 Annual Meeting of Stockholders.

PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, our stockholders will consider and vote on the following matters:

  1.
  To elect three Class II directors to our board of directors to serve until the 2019 Annual Meeting of Stockholders (Proposal 1);

  2.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2);

  3.
  To approve, on an advisory basis, the compensation of our named executive officers (Proposal 3);

  4.
  To approve our Amended and Restate 2011 Stock Incentive Plan (Proposal 4); and

  5.
  To transact any other business properly brought before the Annual Meeting.

As of the date of this proxy statement, we are not aware of any business to come before the meeting other than Proposals 1 through 4, noted above.

WHO CAN ATTEND THE ANNUAL MEETING?

Only stockholders of record at the close of business on the record date of April 18, 2016 are entitled to receive notice of the Annual Meeting and to vote the shares of our common stock that they held on that

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 1

date. As of the close of business on April 18, 2016, there were 37,166,440 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN BEING A "STOCKHOLDER OF RECORD" AND BEING A BENEFICIAL OWNER OF SHARES HELD IN "STREET NAME?"

        Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered a "stockholder of record" of those shares. In this case, a set of proxy materials has been sent to you directly by us.

        Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in "street name." In this case, a set of proxy materials has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account.

HOW DO I VOTE?

        Stockholders of Record. If you are a stockholder of record, you can vote your shares over the Internet, by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote in person at the Annual Meeting. If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by our board of directors.

Telephone and Internet voting for stockholders of record will be available up until 11:59 PM Eastern Daylight Time on June 13, 2016, and mailed proxy cards must be received prior to the start of the Annual Meeting in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

        Beneficial Owners of Shares Held in Street Name. If you hold your shares through a broker, bank, or other nominee in "street name," you need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. You may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. However, since you are not a stockholder of record you may not vote your shares in person at the Annual Meeting without obtaining a legal proxy from your broker, bank or other nominee.

The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in "street name" will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instructions card and any other materials that you receive from that organization.

WHAT ARE "BROKER NON-VOTES" AND HOW DO THEY AFFECT THE PROPOSALS?

A broker non-vote occurs when a broker, bank, or other nominee holding shares for a beneficial owner in "street name" does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to "routine" items.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 2

If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares on Proposals 1, 3 or 4, the broker may not exercise discretion to vote for or against those proposals because each of these proposals are considered "non-routine" under applicable rules. With respect to Proposal 2, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Broker non-votes are not counted as votes in favor of or against any proposal.

WHAT CONSTITUTES A QUORUM AT THE ANNUAL MEETING?

A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated bylaws (our "Bylaws") provide that a quorum will exist if stockholders holding a majority of the outstanding shares of common stock are present at the meeting in person or by proxy. Abstentions and broker non-votes count as present for establishing a quorum, provided that the broker has voted on at least the ratification of the appointment of our auditors, but will not be counted as votes cast. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

WHAT VOTES ARE REQUIRED TO ELECT DIRECTORS AND TO APPROVE THE OTHER PROPOSALS IN THIS PROXY STATEMENT?

        Election of Directors. To be elected, director nominees must receive a plurality of the votes cast (the three nominees receiving the highest number of "FOR" votes cast will be elected). "WITHHOLD" votes and broker non-votes will have no effect on the outcome of Proposal 1. Cumulative voting is not permitted. See "Corporate Governance — Majority Vote Director Resignation Policy" (below) regarding director nominees who receive a greater number of votes "WITHHELD" than votes "FOR" their election.

        Ratification of Appointment of Auditor, Say on Pay and Stock Incentive Plan. The affirmative vote of a majority of the shares of common stock present or represented by proxy and cast at the meeting ("FOR" or "AGAINST") is required to (a) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2), (b) approve, on an advisory basis, the compensation of our named executive officers (Proposal 3), and (c) approve our Amended and Restated 2011 Stock Incentive Plan (Proposal 4). Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of these proposals.

WHAT ARE THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS?

Our board of directors recommends that you vote:

  •
  FOR the election of each of the three nominees to serve as Class II directors on our board of directors, each for a three-year term;

  •
  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

  •
  FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

  •
  FOR the approval of our Amended and Restated 2011 Stock Incentive Plan.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 3

WHAT CAN I DO IF I CHANGE MY MIND AFTER I VOTE?

        Stockholder of Record. If you are a stockholder of record, you may revoke your proxy before the vote is taken at the Annual Meeting by:

  •
  submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the "How do I vote?" section above;

  •
  by voting in person at the Annual Meeting; or

  •
  by filing a written revocation with our Secretary.

        Beneficial Owners of Shares Held in Street Name. If your shares are held in "street name," you may submit new voting instructions by contacting your broker or other organization holding your account. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the "How do I vote?" section above.

Whether you are a stockholder of record or a beneficial owner of shares held in street name, your attendance at the Annual Meeting will not automatically revoke your proxy.

WHO PAYS FOR THE COST TO SOLICIT PROXIES FOR THE ANNUAL MEETING?

We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities. We may also elect to engage the services of a proxy solicitation firm to assist us in the solicitation of proxies, for which we would expect to pay customary fees and reimburse customary expenses.

HOW CAN I FIND THE RESULTS OF THE VOTING AFTER THE ANNUAL MEETING?

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 4

PROPOSAL NO. 1 — ELECTION OF CLASS II DIRECTORS

BOARD COMPOSITION

Our board of directors currently consists of nine members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of our amended and restated certificate of incorporation (our "Certificate of Incorporation") and Bylaws, our board of directors is divided into three classes: Class I, Class II and Class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The current members of the classes are divided as follows:

  •
  Class II: Paul Hastings, John Longenecker, and Andreas Wicki, and their term expires at the Annual Meeting.

  •
  Class III: Yvonne Greenstreet, Gary Pace, and David Stack, and their term expires at the annual meeting of stockholders to be held in 2017.

  •
  Class I: Laura Brege, Mark Kronenfeld, and Dennis Winger, and their term expires at the annual meeting of stockholders to be held in 2018.

Our Certificate of Incorporation and Bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our Certificate of Incorporation and Bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS FOR ELECTION TO A THREE-YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING OF STOCKHOLDERS

Biographical information for our directors who are up for re-election at the Annual Meeting is set forth below.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 5

Paul Hastings Age 56 Director Since June 2011
Mr. Hastings has served as a director since June 2011 and as our Lead Director since June 2013. Mr. Hastings has been the president and chief executive officer and a member of the board of directors of OncoMed Pharmaceuticals, Inc. (NASDAQ: OMED), a clinical development-stage biopharmaceutical company, since January 2006. In August 2013, he was elected chairman of the board. Prior to joining OncoMed, Mr. Hastings was president and chief executive officer of QLT, Inc., a biotechnology company focused on the development and commercialization of ocular products. Before this role, Mr. Hastings served as president and chief executive officer of Axys Pharmaceuticals, Inc., which was acquired by Celera Corporation in 2001. Prior to Axys, Mr. Hastings was president of Chiron Biopharmaceuticals and also held a variety of management positions of increasing responsibility at Genzyme Corporation, including president of Genzyme Therapeutics Europe and president of Worldwide Therapeutics. Mr. Hastings was Chairman of the Board of Proteolix (sold to Onyx) and was a member of the board of directors of ViaCell Inc. (sold to Perkin Elmer). Mr. Hastings currently serves on the board of directors of Relypsa Inc., a clinical-stage publicly-traded biopharmaceutical company, and the Bay Area Biosciences Association (Bay Bio), and he is on the board of directors and executive committee of the Biotechnology Industry Organization. He received a Bachelor of Science degree in pharmacy from the University of Rhode Island. We believe Mr. Hastings' qualifications to sit on our board of directors include his financial expertise and his extensive experience in the pharmaceutical and biotechnology industries.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 6

John Longenecker, Ph.D. Age 56 Director since July 2007
Dr. Longenecker has served as a director since July 2007. Dr. Longenecker served as president and chief executive officer of HemaQuest Pharmaceuticals, Inc., a biopharmaceutical company focused on the development of therapeutics for blood diseases, from October 2010 until May 2014. From December 2009 to March 2010, Dr. Longenecker served as the president and chief executive officer of VitreoRetinal Technologies Inc., an ophthalmic biopharmaceutical company. From February 2002 to January 2009, Dr. Longenecker was the president and chief executive officer and a member of the board of directors of Favrille, Inc. In 1992, Dr. Longenecker joined DepoTech as senior vice president of research, development and operations and then served as president and chief operating officer from February 1998 to March 1999. Under Dr. Longenecker's leadership, DepoTech took its lead product, DepoCyt(e), from early pre-clinical research and development through to commercial launch. Following SkyePharma PLC's acquisition of DepoTech in 1999, Dr. Longenecker served as president for the U.S. operations of SkyePharma, Inc. and as a member of the executive committee for SkyePharma PLC. From 1982 to 1992, Dr. Longenecker was at Scios Inc. (Cal Bio), a biotechnology company where he served as vice-president and director of development. Dr. Longenecker was also a director of a number of Cal Bio subsidiaries during this period including Meta Bio and Karo Bio. Dr. Longenecker holds a B.S. in chemistry-education from Purdue University and a Ph.D. in biochemistry from The Australian National University. He was a post-doctoral fellow at Stanford University from 1980 to 1982. Dr. Longenecker's experience as the president of a public company demonstrates his leadership capability, extensive knowledge of complex financial and operational issues that public companies face, a thorough understanding of our business and industry, and business acumen to our board of directors. We believe Dr. Longenecker's extensive experience in the pharmaceutical and biotechnology industries, as well as his unique understanding of our DepoFoam® technology, provides valuable background and insight to our board of directors.
Andreas Wicki, Ph.D. Age 57 Director since December 2006

Dr. Wicki has served as a director since our inception in December 2006. Dr. Wicki is a life sciences entrepreneur and investor with over 20 years of experience in the pharmaceutical and biotechnology industries. Dr. Wicki has been chief executive officer of HBM Healthcare Investments AG (formerly HBM BioVentures AG) since 2001. From 1998 to 2001, Dr. Wicki was the senior vice president of the European Analytical Operations at MDS Inc. From 1990 to 1998, he was co-owner and chief executive officer of ANAWA Laboratorien AG and Clinserve AG, two life sciences contract research companies. From 2007 to 2011, he served as a member of the board of directors of PharmaSwiss SA. Previously, Dr. Wicki held board positions on several privately-held companies and companies listed on international exchanges. Dr. Wicki holds an M.Sc. and Ph.D. in chemistry and biochemistry from the University of Bern, Switzerland. He currently serves on the board of directors of Buchler GmbH, HBM Healthcare Investments (Cayman) Ltd., and HBM BioCapital Ltd. We believe Dr. Wicki's qualifications to sit on our board of directors include his extensive experience with pharmaceutical companies, his financial expertise and his years of experience providing strategic and advisory services to pharmaceutical and biotechnology organizations.

Proxies will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as directors of Pacira if elected. However, if any of the nominees are

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 7

unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by our board of directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 8

DIRECTORS CONTINUING IN OFFICE

Biographical information for our directors continuing in office is set forth below.

Class III Directors (Term Expires at 2017 Annual Meeting)

Yvonne Greenstreet, MBChB Age 53 Director since March 2014
Dr. Greenstreet has served as a director since March 2014. Dr. Greenstreet most recently served as the Senior Vice President and Head of Medicines Development at Pfizer Inc. ("Pfizer"), a multinational pharmaceutical company based in New York, from December 2010 to November 2013. Prior to joining Pfizer, Dr. Greenstreet worked for 18 years at GlaxoSmithKline plc ("GSK"), a multinational pharmaceutical, biologics, vaccines and consumer healthcare company based in London, where she served in various positions, most recently as Senior Vice President and Chief of Strategy for Research and Development and as a member of GSK's corporate executive investment committee. Dr. Greenstreet currently serves on the Advisory Board of the Bill and Melinda Gates Foundation, and also currently serves on the board of directors of both Indivior PLC and Advanced Accelerator Applications S.A. Dr. Greenstreet previously served as a director of Molecular Insight Pharmaceuticals, Inc. from 2008 to 2010. She trained as a physician and earned her medical degree from Leeds University in the United Kingdom and her M.B.A. from INSEAD, France. We believe Dr. Greenstreet's qualifications to sit on our board of directors include her significant experience in senior management roles at large pharmaceutical companies and her extensive expertise in drug development and commercialization.
Gary Pace, Ph.D. Age 68 Director since June 2008

Dr. Pace has served as a director since June 2008. Dr. Pace has been a director of ResMed (NYSE: RMD) since 1994, Transition Therapeutics Inc. (CDNX: TTH) since 2002 and Antisense Therapeutics Ltd (ASX: ANP) since 2015. He previously served as a member of the board of directors at QRxPharma Ltd (ASX: QRX) from 2001 to 2013, Celsion Corporation (NASDAQ: CLSN) from 2002 to 2010 and Peplin Inc. (ASX: PLI) from 2004 to 2009. He has more than 40 years of experience in the development and commercialization of advanced technologies, spanning biotechnology, pharmaceuticals, medical devices, and food industries. Dr. Pace was awarded a Centenary Medal by the Australian Government in 2003 "for service to Australian society in research and development" and was recognized as the 2011 Director of the Year (corporate governance) by the Corporate Directors Forum. Dr. Pace holds a B.Sc. with honors from the University of New South Wales and a Ph.D. from Massachusetts Institute of Technology. We believe Dr. Pace's qualifications to sit on our board of directors include his financial expertise and his years of experience providing strategic advisory services to complex organizations, including as a public company director.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 9

David Stack Age 65 Director since November 2007
Mr. Stack has served as our chief executive officer and as a director since November 2007, and as president from November 2007 to October 2015. In June 2013, Mr. Stack was appointed as the chairman of our board of directors. Mr. Stack has been a managing director of MPM Capital, a private equity firm, since 2005 and a managing partner of Stack Pharmaceuticals, Inc., a commercialization, marketing, and strategy firm, since 1998. From 2001 to 2004, he was president and chief executive officer of The Medicines Company (NASDAQ: MDCO). Previously, Mr. Stack was president and general manager at Innovex, Inc. He was vice president, business development/marketing at Immunomedics from 1993 until 1995. Prior to that, he was with Roche Laboratories in positions of increasing responsibility from 1981 until 1993, including therapeutic world leader in infectious disease and director, business development and planning, infectious disease, oncology, and virology. He currently serves as a member of the board of directors of Medivo, Inc. and Amarin Corporation plc. He also currently serves as Chairman of Chiasma, Inc. and is on the board of directors of the Biotechnology Industry Organization's (BIO) Emerging Company and Health Sections. He was a member of the boards of directors of Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) from 2006 to 2010 and BioClinica, Inc. (NASDAQ: BIOC) from 1999 to 2010. Mr. Stack holds a B.S. in pharmacy from Albany College of Pharmacy and a B.S. in Biology from Siena College. We believe Mr. Stack's qualifications to sit on our board of directors include his extensive experience with pharmaceutical companies, his financial expertise and his years of experience providing strategic and financial advisory services to pharmaceutical and biotechnology organizations, including evaluating business strategy and commercial planning.

Class I Directors (Term Expires at 2018 Annual Meeting)

Laura Brege Age 58 Director since June 2011
Ms. Brege has served as a director since June 2011. Since September 2015. Ms. Brege has been Managing Director of Cervantes Life Science Partners, LLC., a health care advisory and consulting company. From September 2012 to July 2015, Ms. Brege served as president and the chief executive officer of Nodality, Inc., a privately held biotechnology company focused in oncology and immunology. Previously, Ms. Brege held the roles of chief operating officer, executive vice president, chief business officer and head of corporate affairs at Onyx Pharmaceuticals, Inc., a biopharmaceutical company that developed and marketed medicines for the treatment of cancer. Prior to joining Onyx in 2006, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm, and senior vice president and chief financial officer at COR Therapeutics, Inc. Ms. Brege currently serves as a director of Acadia Pharmaceuticals Inc. (NASDAQ: ACAD), Aratana Therapeutics, Inc. (NASDAQ: PETX), Dynavax Technologies Corporation (NASDAQ: DVAX), and Portola Pharmaceuticals, Inc. (NASDAQ: PTLA). She previously served as a member of the board of directors of Angiotech Pharmaceuticals Inc. from 2007 to 2011 and Delcath Systems, Inc. from 2012 to 2014. Ms. Brege earned her undergraduate degree from Ohio University and has an M.B.A. from the University of Chicago. We believe Ms. Brege's qualifications to sit on our board of directors include her extensive experience in the pharmaceutical and biotechnology industries, including as a public company director.

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Mark A. Kronenfeld, M.D. Age 61 Director since June 2013
Dr. Kronenfeld has served as a director since June 2013. Dr. Kronenfeld has been the Vice Chairman of Anesthesiology at Maimonides Medical Center, a large tertiary care academic medical center in New York City, since March 2009, and has served as Medical Director of Perioperative Services for Maimonides Medical Center since January 2011. Dr. Kronenfeld is a managing partner of Anesthesia Associates of Boro Park, a private medical practice, and a managing partner of Strategic Medical Management Partners. In 2001, Dr. Kronenfeld founded Ridgemark Capital Management ("Ridgemark"), a healthcare-focused hedge fund that invested in public and private healthcare and biomedical companies. He served as the Managing Partner and Portfolio Manager of Ridgemark from April 2001 to December 2008. Dr. Kronenfeld has founded and/or managed various consulting and investment companies focused on healthcare and medical technologies and has served on and chaired multiple leadership committees for various hospitals and medical centers. Previously, Dr. Kronenfeld taught and practiced adult and pediatric cardiac anesthesia at NYU and was Chief of Cardiac Anesthesiology at Hackensack University Medical Center and President of GMS Anesthesia Associates, a private medical practice. Dr. Kronenfeld received his M.D. degree and completed his residency in Anesthesiology at the University of California, San Diego School of Medicine, and completed a fellowship in Cardiothoracic Anesthesiology at New York University Medical Center. While an Assistant Professor and Attending Cardiac Anesthesiologist at NYU, Dr. Kronenfeld received and completed a Kellogg-sponsored Fellowship in Heath Care Management for Future Leaders in Health Care at NYU's Graduate School of Management. We believe Dr. Kronenfeld's significant leadership experience in the hospital setting and experience in conducting clinical trials provide valuable insight and perspective to our board of directors.
Dennis L. Winger Age 68 Director since September 2013

Mr. Winger has served as a director since September 2013. Most recently, Mr. Winger was Senior Vice President and Chief Financial Officer of Applera Corporation, a life sciences company, from September 1997 until his retirement in December 2008. Previously, Mr. Winger served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Chiron Corporation, a biotechnology company acquired by Novartis International in 2006. Mr. Winger currently serves as a director of Accuray Incorporated (NASDAQ: ARAY), a radiation oncology company, and Nektar Therapeutics (NASDAQ: NKTR), a clinical-stage biopharmaceutical company. He previously served on the boards of Vertex Pharmaceuticals Incorporated (NASDAQ: VRTX), from 2009 to 2012, Cephalon, Inc., from 2003 to 2011, and Cell Genesys, Inc., from 2004 to 2009. Mr. Winger also serves on the Board of Trustees of Siena College. Mr. Winger holds a B.A. in History from Siena College and an M.B.A. from Columbia University Graduate School of Business. We believe Mr. Winger's qualifications to sit on our board of directors include his extensive financial and leadership experience as chief financial officer for various life sciences companies and his experience as a director on several public company boards.

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EXECUTIVE OFFICERS

The following sets forth certain information with respect to the executive officers of the Company as of April 21, 2016.

Name	Age	Position(s)
David Stack	65	Chief Executive Officer and Chairman
James Scibetta	51	President and Chief Financial Officer
Scott Braunstein, MD	52	Senior Vice President, Strategy and Corporate Development
James B. Jones, MD	51	Senior Vice President and Chief Medical Officer
Kristen Williams	42	Chief Administrative Officer, General Counsel and Secretary

On April 19, 2015, we announced the appointment of Charles A. Reinhart, III as our chief financial officer effective May 3, 2016. Mr. Reinhart succeeds Jim Scibetta as our chief financial officer. Mr. Scibetta will continue to serve as president of the Company.

         David Stack see "Directors Continuing in Office" above.

         James Scibetta has served as our president since October 2015 and as our chief financial officer since August 2008. He has also served as our head of technical operations from January 2015 to October 2015, and as a senior vice president from 2014 to October 2015. Mr. Scibetta is currently responsible for overseeing the day-to-day operations and tactical execution of our Customer and Patient Solutions group, comprised of our customer-facing resources, and overseeing our Science Center Campus activities, which includes commercial manufacturing, tech transfer, and research and development. Prior to his employment at Pacira, Mr. Scibetta was chief financial officer of Bioenvision, Inc. (NASDAQ: BIVN) from 2006 until its acquisition by Genzyme, Inc. in 2007. From 2001 to 2006, Mr. Scibetta was executive vice president and chief financial officer of Merrimack Pharmaceuticals, Inc. Mr. Scibetta formerly served as a senior investment banker at Shattuck Hammond Partners, LLC and PaineWebber Inc., providing capital acquisition, merger and acquisition, and strategic advisory services to healthcare companies. He currently serves on the board and chairs the audit committee of Matinas BioPharma, and previously served on the boards of Merrimack Pharmaceuticals, LaboPharm and Nephros. Mr. Scibetta holds a B.S. in physics from Wake Forest University, and an M.B.A. in finance from the University of Michigan. He completed executive education studies in the Harvard Business School Leadership & Strategy in Pharmaceuticals and Biotechnology program. Mr. Scibetta was named 2013 CFO of the Year by NJbiz.com.

         Scott Braunstein, MD has served as our senior vice president, strategy and corporate development since July 2015. Dr. Braunstein is responsible for evaluating, integrating and optimizing our strategic opportunities for the lead commercial product EXPAREL, our hospital-based sales franchise; the DepoFoam-based internal pipeline product candidates; and external in-licensing and acquisition product candidates. Prior to joining us, Dr. Braunstein was a Healthcare Analyst and Portfolio Manager at J.P. Morgan Asset Management from 2002 to 2014, where he invested in and conducted diligence on a wide variety of pharmaceutical products and product candidates, pharmaceutical company strategies, business models and management teams, providing stock recommendations for the entire J.P. Morgan Asset Equity Group. He also served in a similar role at Everpoint Asset Management from 2014 to 2015. Earlier in his career, Dr. Braunstein was an active lecturer and consultant for several global pharmaceutical companies and provided academic instruction as Assistant Clinical Professor for Columbia University and the Albert Einstein College of Medicine. He currently serves on the Board of Esperion Therapeutics, Inc., STAT Medical and the Cornell Alumni Association for the College of Agriculture and Life Sciences. Dr. Braunstein has been an operating partner of Aisling Capital, a private equity firm focusing on healthcare companies, since 2015. Dr. Braunstein earned his medical degree

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from the Albert Einstein College of Medicine, completed his internal medical residency at Cornell University-New York Hospital and conducted additional research in immunology and wound healing from 1993 to 1994 at Rockefeller University.

         James B. Jones, MD has served as our senior vice president and chief medical officer since August 2015. He is primarily responsible for overseeing and guiding our clinical research and development efforts for the expanded uses of EXPAREL and our DepoFoam pipeline of products. Previously, he was chief medical officer at Cara Therapeutics from March 2011 to September 2013, where he oversaw the Phase 2 clinical development of the lead product candidate CR845, a peripherally-restricted kappa opioid agonist. Dr. Jones is a practicing Board Certified Emergency Medicine physician, having received his Doctorate of Medicine degree from the University of Pennsylvania and his Bachelor of Science and Doctorate of Pharmacy degrees from Purdue University.

         Kristen Williams has served as our chief administrative officer, general counsel and secretary since October 2014. She previously served as our vice president, general counsel from March 2013 to October 2014, as corporate counsel from December 2011 to March 2013, and as a legal consultant to our company beginning in April 2011. Prior to joining Pacira, she was vice president, corporate compliance and assistant general counsel for Bioenvision, Inc., a biopharmaceutical company focused on the acquisition, development, and marketing of compounds and technologies for the treatment of cancer, from June 2004 until its merger with Genzyme Corporation in 2007. Prior to that, she practiced corporate law at Paul Hastings LLP in New York from September 1999 to June 2004, where her practice encompassed all aspects of public and private mergers and acquisitions, corporate finance, and securities law and compliance, with a core focus in the healthcare industry. Ms. Williams holds a B.S. in Business Administration from Bucknell University and a J.D. from the University of Denver, College of Law.

FAMILY RELATIONSHIPS

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

DIRECTOR NOMINATION PROCESS

Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending the persons to be nominated for election as directors.

The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board.

The nominating and corporate governance committee evaluates potential candidates, taking into account several factors, including, without limitation, the individual's (a) reputation for integrity, honesty and adherence to a high ethical standard; (b) understanding of the Company's business and industry; (c) business acumen, experience, and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company; and (d) willingness and ability to commit adequate time to board and committee matters and to contribute positively to the decision-making process of the Company. The committee does not have a formal policy regarding board diversity. In selecting director nominees, the committee focuses on identifying individuals who will further the interests of our

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stockholders through his or her established record of professional accomplishment and will contribute positively to the collaborative culture among board members.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and corporate governance committee, c/o Secretary, Pacira Pharmaceuticals, Inc., 5 Sylvan Way, Suite 300, Parsippany, New Jersey 07054. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our Bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth below under the heading "Stockholder Proposals."

MAJORITY VOTE DIRECTOR RESIGNATION POLICY

Our board of directors has implemented a Majority Vote Director Resignation Policy in our Corporate Governance Guidelines. Under the policy, any director nominee who receives a greater number of "WITHHOLD" votes than "FOR" votes in an uncontested election must promptly tender his or her resignation to the board following certification of the stockholder vote. Within 90 days following the certification of the vote, the independent directors on the board would consider the offer of resignation and determine whether to accept or reject the tendered resignation. If the independent directors determine not to accept the tendered resignation, we will publicly disclose (via press release or SEC filing) such determination and the factors considered by the independent directors in making such determination.

DIRECTOR INDEPENDENCE

Our board of directors has determined that each of our directors, with the exception of David Stack and Gary Pace, is an "independent director" as defined under the applicable NASDAQ rules. In making such independence determination, the board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

We have entered into a consulting agreement with Dr. Pace, pursuant to which Dr. Pace provides consulting services to us in the manufacturing area as Technical Advisor to the Chief Executive Officer and the board of directors. Pursuant to the consulting agreement, through December 2015, Dr. Pace was compensated at the rate of $5,000 per month and has received options to purchase our common stock. In December 2015, the consulting agreement was amended to compensate Dr. Pace at an hourly rate with a maximum of $5,000 per month. See "Related Person Transactions — Consulting Agreement with Gary Pace" below for more information. As a result of Dr. Pace's compensation arrangements under the consulting agreement, the board of directors determined that he does not qualify as an "independent director" under applicable NASDAQ rules. In determining Mr. Kronenfeld's independence, the board of directors considered certain relationships between the Company and Maimonides Medical Center, where Dr. Kronenfeld is Vice Chairman of Anesthesiology.

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BOARD COMMITTEES

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a science and technology committee. Each of these committees operate under a written charter that has been approved by our board of directors. Each committee charter is available by clicking on the "Investors & Media" section of our corporate website, located at http://www.pacira.com.

The following table is a summary of our committee structure and members on each of our committees:

  Audit Committee

Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The responsibilities of our audit committee include:

  •
  appointing, evaluating, retaining and, when necessary, terminating the engagement of our independent registered public accounting firm;

  •
  overseeing the independence of our independent registered public accounting firm, including obtaining and reviewing reports from the firm;

  •
  setting the compensation of our independent registered public accounting firm;

  •
  overseeing the work of our independent registered public accounting firm, including receiving and considering reports made by our independent registered public accounting firm regarding accounting policies and procedures, financial reporting and disclosure controls;

  •
  reviewing and discussing with management and our independent registered public accounting firm our audited financial statements and related disclosures;

  •
  preparing the annual audit committee report required by SEC rules;

  •
  coordinating the board's oversight of internal control over financial reporting, disclosure controls and procedures and code of conduct;

  •
  reviewing our policies with respect to risk assessment and risk management;

  •
  establishing procedures related to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

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  •
  reviewing our policies and procedures for reviewing and approving or ratifying related person transactions, including our related person transaction policy; and

  •
  meeting independently with management and our independent registered public accounting firm.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Our board of directors has determined that each of the directors serving on our audit committee are independent within the meaning of applicable NASDAQ rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, our board of directors has determined that Ms. Brege qualifies as an audit committee financial expert within the meaning of SEC regulations and applicable NASDAQ rules. In making this determination, our board has considered the formal education and nature and scope of her previous experience, coupled with past and present service on various audit committees. Our audit committee met ten (10) times during 2015.

  Compensation Committee

Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The responsibilities of our compensation committee include:

  •
  approving our chief executive officer's compensation and approving the compensation of our other executive officers reporting directly to our chief executive officer;

  •
  overseeing the evaluation of our senior executives;

  •
  overseeing, administering, reviewing and making recommendations to the board of directors with respect to our incentive compensation and equity-based plans;

  •
  reviewing and making recommendations to the board of directors with respect to director compensation; and

  •
  reviewing and discussing with management the compensation discussion and analysis and preparing the annual compensation committee report, as required by SEC rules.

Our board of directors has determined that each of the directors serving on our compensation committee are independent within the meaning of applicable NASDAQ rules for purposes of membership on the compensation committee. Our compensation committee met nine (9) times during 2015.

As part of the 2015 compensation process, our compensation committee retained Radford ("Radford") as its independent compensation consultant, who has served in this capacity since 2011. Radford provided advisory services only with respect to executive and equity compensation and a competitive assessment of compensation for non-executives and sales personnel, in each case as directed by the compensation committee, and does no other business with the Company. Please see "Compensation Discussion and Analysis" for further description of the services provided by Radford. Radford provides additional services to management in the areas of non-executive compensation, with all activities being reviewed and approved by the chair of the compensation committee before any services are provided. Prior to engaging Radford, our compensation committee considered the independence of Radford in accordance with the terms of the compensation committee's charter and applicable regulations. Our compensation committee did not identify any conflicts of interest with respect to Radford.

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  Nominating and Corporate Governance Committee

The responsibilities of our nominating and corporate governance committee include:

  •
  recommending to the board of directors the persons to be nominated for election as directors or to fill any vacancies on the board of directors, and to be appointed to each of the board's committees;

  •
  developing and recommending to the board of directors corporate governance guidelines; and

  •
  overseeing an annual self-evaluation of the board of directors.

Our board of directors has determined that each of the directors serving on our nominating and corporate governance committee are independent within the meaning of applicable NASDAQ rules. Our nominating and corporate governance committee met three (3) times during 2015.

  Science and Technology Committee

Our board of directors formed the science and technology committee in September 2015 to assist the board of directors in its oversight of our research and development activities and to advise the board of directors with respect to strategic and tactical scientific issues. The overall responsibilities of our science and technology committee are to consider and report to the board of directors on matters relating to our research and development initiatives and other appropriate strategic and tactical scientific issues. At its discretion, the science and technology committee may:

  •
  review our overall scientific and research and development strategy;

  •
  review our research and development programs;

  •
  review external scientific research, discoveries and commercial development as appropriate; and

  •
  review the attainment of key research and development milestones.

Our science and technology committee met one (1) time during 2015.

BOARD AND COMMITTEE MEETINGS ATTENDANCE

The full board of directors met eleven (11) times during 2015. During 2015, each member of the board of directors attended in person or participated in 75 percent or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served). Our non-employee directors met in a special executive session without management at each regularly scheduled board meeting in 2015. Our board of directors expects to continue to conduct executive sessions limited to non-employee directors at least annually and our non-employee directors may schedule additional executive sessions at their discretion.

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DIRECTOR ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

We do not have a formal policy regarding attendance by members of our board of directors at our annual meetings of stockholders. Our practice, however, is to have a meeting of the board immediately following the annual meeting of stockholders. All members of our board attended the annual meeting of stockholders in 2015.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, which is located at www.pacira.com. If we make any substantive amendments to, or grant certain waivers from, the code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

BOARD LEADERSHIP STRUCTURE AND BOARD'S ROLE IN RISK OVERSIGHT

Our board of directors does not have a policy regarding separation of the roles of chief executive officer and chairman of the board. The board believes it is in our best interests to make that determination based on circumstances from time to time. Currently, our chief executive officer serves as the chairman of the board, and Paul Hastings, a non-employee independent director, serves as our lead director. Our board believes that this structure, combined with our corporate governance policies and processes, creates an appropriate balance between strong and consistent leadership and independent oversight of our business. The chairman chairs the meetings of our board and stockholders, with input from the lead director, and as such, our board believes that a person with a comprehensive knowledge of our company is in the best position to serve such role.

Our board believes that our current leadership structure and the composition of our board protect stockholder interests and provide adequate independent oversight, while also providing outstanding leadership and direction for our board and management. More than a majority of our current directors are "independent" under NASDAQ standards, as more fully described above. The independent directors meet in executive sessions, without management present, during each regularly scheduled board meeting and are very active in the oversight of our company. Each independent director has the ability to add items to the agenda for board meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our board of directors and each committee of our board has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

Our lead director plays a leading role with respect to corporate governance. His responsibilities include, without limitation, ensuring that our board works together as a cohesive team with open communication, ensuring that a process is in place by which the effectiveness of our board can be evaluated on a regular basis, monitors communications from stockholders and other interested parties and otherwise consults with management and the chairman on matters relating to corporate governance and board performance. To this end, our lead director works with the chairman on the board agenda and board materials, facilitates annual assessments of the performance of the board along with the nominating and corporate governance committee and acts as the primary internal spokesperson for our board, ensuring that management is aware of concerns of our board, the stockholders, other stakeholders, and the public and, in addition, ensuring that management strategies, plans and performance are appropriately represented to our board of directors. Our lead director's role also includes presiding at executive

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sessions of the non-employee directors. Our lead director also performs such other functions and responsibilities as requested by our board from time to time.

Our board of directors believes its administration of its risk oversight function has not affected its leadership structure. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015. Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks.

Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our audit committee oversees risk management activities related to financial controls and legal and compliance risks. Our compensation committee oversees risk management activities relating to our compensation policies and practices, and our nominating and corporate governance committee oversees risk management activities relating to board composition and management succession planning. Our science and technology committee advises the board of directors on our research and development activities and any risks associated therewith. In addition, members of our senior management team attend our quarterly board meetings and are available to address any questions or concerns raised by the board on risk-management and any other matters. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

NO HEDGING OR PLEDGING

We do not allow our management or directors to engage in hedging transactions in our stock or to pledge our stock to secure loans or other obligations.

COMMUNICATION WITH THE BOARD

Any interested party may contact the Chairman of our board of directors or the non-employee members of our board of directors, as a group, by submitting a written communication to the Chairman at the following address:

Chairman of the Board c/o Pacira Pharmaceuticals, Inc. 5 Sylvan Way, Suite 300 Parsippany, New Jersey 07054 United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

A copy of any such written communication will also be forwarded to our General Counsel and retained for a reasonable period of time. Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chairman considers to be important for the directors to know.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. We have also established a toll-free telephone number for the reporting of such activity.

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DIRECTOR COMPENSATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective in June 2015, our board of directors, upon recommendation of our compensation consultant, amended our non-employee director compensation policy to bring our non-employee director compensation more in line with our peers. Our board of directors compensation policy provides for the following compensation to our non-employee directors:

        Initial Stock Option Grant.    Each non-employee director who joins our board of directors receives an option under our stock incentive plan to purchase an aggregate of 16,000 shares of common stock, upon his or her initial appointment to our board of directors. Subject to the non-employee director's continued service as a director, the option will vest in 36 equal successive monthly installments over the 36 month period following the date of grant. In the event of a change of control or our liquidation or dissolution, 100% of the then unvested options will immediately vest. The exercise price of the options will be equal to the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

        Annual Equity Grant.    Each non-employee director receives (i) an option to purchase an aggregate of 4,000 shares of common stock and (ii) 2,000 restricted stock units, in each case on the date of our first board of directors meeting held after each annual meeting of stockholders. Unless otherwise provided at the time of grant, subject to the non-employee director's continued service as a director, both equity grants will vest 12 months from the date of grant. In the event of a change of control or our liquidation or dissolution, 100% of the then unvested options or restricted stock units will immediately vest. The exercise price of the options will be equal to the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

        Annual Fees.    Effective in June 2015, each non-employee director receives an annual fee in cash as follows:

  •
  Board Annual Fee — Each non-employee member of our board of directors receives an annual fee of $50,000, and the lead director receives an additional annual fee of $25,000.

  •
  Audit Committee Annual Fee — The chair of the audit committee receives an annual fee of $30,000 and each other non-employee member of the audit committee receives an annual fee of $12,000.

  •
  Compensation Committee Annual Fee — The chair of the compensation committee receives an annual fee of $18,000 and each other non-employee member of the compensation committee receives an annual fee of $9,000.

  •
  Nominating and Corporate Governance Committee Annual Fee — The chair of the nominating and corporate governance committee receives an annual fee of $12,000 and each other non-employee member of the nominating and corporate governance committee receives an annual fee of $6,000.

  •
  Science and Technology Committee Annual Fee — The chair of the science and technology committee receives an annual fee of $12,000 and each other non-employee member of the science and technology committee receives an annual fee of $6,000.

Prior to June 2015, non-employee directors received the following annual cash fees: (i) board annual fee — $45,000, with the lead director receiving an additional annual fee of $20,000; (ii) audit committee chairperson — $20,000 and audit committee member — $10,000; (iii) compensation committee chairperson — $15,000 and compensation committee member — $7,500; and (iv) nominating and

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corporate governance committee chairperson — $10,000 and nominating and corporate governance committee member — $5,000. The science and technology committee was formed in September 2015.

The annual fees are payable in cash in advance in four equal quarterly installments on the first day of each calendar quarter, provided that the amount of such payment shall be prorated for any portion of such quarter that the director was not serving on our board of directors. Each non-employee director is also reimbursed for reasonable travel and other expenses in connection with attending meetings of the board and any committee on which he or she serves.

To date, Dr. Andreas Wicki, a non-employee director, has elected not to receive any compensation for his service on our board of directors. We do not compensate Mr. Stack, our chief executive officer and chairman, for his service on our board of directors.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation earned by our directors for the year ended December 31, 2015, with the exception of Mr. Stack, who does not receive compensation for service on our board of directors and whose compensation is included in the "Summary Compensation Table" below.

Name	Fees Earned in Cash ($)	Stock Awards(1)(4) ($)	Option Awards(1)(4) ($)	All Other Compensation ($)		Total ($)
Laura Brege	$79,227	$158,860	$157,891	$—		$395,978
Yvonne Greenstreet	58,009	158,860	157,891	—		374,760
Paul Hastings	93,074	158,860	157,891	—		409,825
Mark Kronenfeld	59,770	158,860	157,891	—		376,521
John Longenecker	78,555	158,860	157,891	—		395,306
Gary Pace	49,644	158,860	157,891	60,000	(2)	426,395
Andreas Wicki(3)	—	—	—	—		—
Dennis Winger	59,037	158,860	157,891	—		375,788

(1)
Represents the grant date fair value of option and restricted stock unit awards granted in 2015 computed in accordance with stock-based accounting rules (FASB ASC Topic 718 Stock Compensation), excluding the effect of estimated forfeitures. For information regarding assumptions underlying the valuation of equity awards, see Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. Our directors will only realize compensation to the extent the fair value of our common stock is greater than the exercise price of such stock options.

(2)
Represents fees earned by Dr. Pace in connection with his consulting agreement with us. See "Related Person Transactions" below.

(3)
To date, Dr. Wicki has elected not to receive any compensation for his service on our board of directors.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 21

(4)
The aggregate number of stock option and restricted stock unit awards outstanding for each of our non-employee directors as of December 31, 2015, is as follows:

Name	Number of Vested Stock Options	Number of Unvested Stock Options	Number of Unvested Restricted Stock Units
Laura Brege	27,000	4,000	2,000
Yvonne Greenstreet	21,125	5,875	2,000
Paul Hastings	21,000	4,000	2,000
Mark Kronenfeld	23,000	4,000	2,000
John Longenecker	27,736	4,000	2,000
Gary Pace	130,408	17,328	2,000
Andreas Wicki	—	—	—
Dennis Winger	23,000	4,000	2,000

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 22

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

Our stockholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Stockholder approval is not required to appoint KPMG LLP as our independent registered public accounting firm, however, the board of directors believes that submitting the appointment of KPMG LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee and the board of directors will reconsider whether to retain KPMG LLP. If the appointment of KPMG LLP is ratified, the audit committee or the board of directors, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

On December 14, 2015, the board of directors, upon recommendation and approval by the audit committee, engaged KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. KPMG LLP is replacing CohnReznick LLP ("CohnReznick"), who previously served as our independent registered public accounting firm since 2009, and who was dismissed upon completion of their audit services for the fiscal year ended December 31, 2015. CohnReznick completed the audit services for such fiscal year and the filing of the 2015 Annual Report was completed on February 25, 2016, and, therefore, the effective date of CohnReznick's dismissal was February 25, 2016.

The report of CohnReznick on our financial statements for the fiscal years ended December 31, 2014 and 2015 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through February 25, 2016, the effective date of CohnReznick's dismissal, there were no (1) disagreements with CohnReznick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused CohnReznick to make reference in connection with their opinion to the subject matter of the disagreement, or (2) "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the two most recent years ended December 31, 2015 and 2014, and the subsequent interim period through February 25, 2016, the Company did not consult with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written or oral advice was provided to the Company by KPMG that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or other reportable event of the types described in Item 304(a)(1)(v) of Regulation S-K.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 23

AUDITOR FEES

The following table summarizes the fees billed by our previous independent registered public accounting firm, CohnReznick, for professional services rendered to us during fiscal years 2015 and 2014:

	2015	2014
Audit Fees(1)	$314,442	$350,646
Audit-Related Fees(2)	20,575	—
Tax Fees(3)	12,300	15,000
All Other Fees	—	—

Total Fees	$347,317	$365,646

(1)
Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other services provided in connection with statutory and regulatory filings, including registration statements.

(2)
Audit-Related Fees relate to the audit of our 401(k) plan in 2015.

(3)
Tax fees relate to tax consulting services provided in 2015 and 2014.

AUDIT COMMITTEE PRE-APPROVAL POLICY AND PROCEDURES

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. Our audit committee has also delegated to the chairperson of our audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by a member of our audit committee pursuant to this delegated authority is reported on at the next meeting of our audit committee.

All services performed by, and fees paid to, our independent registered public accounting firm during fiscal years 2014 and 2015 were pre-approved in accordance with the pre-approval policies and procedures described above.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 24

REPORT OF THE AUDIT COMMITTEE

The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Pacira's financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance Pacira's independent accountants, (3) the performance of Pacira's internal audit function and (4) other matters as set forth in the charter of the audit committee approved by the board of directors.

Management is responsible for Pacira's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The independent accountants are responsible for performing an independent audit of Pacira's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent accountants the audited consolidated financial statements of Pacira for the fiscal year ended December 31, 2015. The audit committee also discussed with the independent accountants the matters required to be discussed by PCAOB AU Section 380, Communications with Audit Committees. In addition, the audit committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the audit committee concerning independence and has discussed with the independent accountants the independent accountants' independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements of Pacira be included in Pacira's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, that was filed with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF PACIRA PHARMACEUTICALS, INC.
Laura Brege, Chairperson John Longenecker Dennis Winger

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 25

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our executive compensation program as it relates to the following "named executive officers" whose compensation information is presented in the tables and accompanying narratives following this discussion:

  •
  David Stack, Chief Executive Officer (CEO) and Chairman;

  •
  James Scibetta, President and Chief Financial Officer, assumed the role of President in October 2015;

  •
  Scott Braunstein, Senior Vice President, Strategy and Corporate Development as of July 2015;

  •
  James B. Jones, Senior Vice President and Chief Medical Officer as of August 2015; and

  •
  Kristen Williams, Chief Administrative Officer, General Counsel and Secretary.

EXECUTIVE SUMMARY

The primary objective of our executive compensation program is to attract and retain superior executive talent by providing competitive incentives to reward our executives for performance and aligning executive interests with those of our stockholders and the long-term strategic goals and objectives approved by our board of directors. We aim to accomplish this through the following elements of compensation:

  •
  base salaries;

  •
  annual incentive bonuses;

  •
  equity incentive awards; and

  •
  limited perquisites and other employee benefits.

2015 Company Performance

In 2015, our financial and stock performance continued with exceptional growth and success, highlighted by the following:

  •
  In spite of the consequences of an FDA Warning Letter that was subsequently rescinded and nullified by the FDA (see below), including reputational damage and a significant curtailment of our promotional practices, revenue of our lead product, EXPAREL, grew by 27%, to $239.9 million;

  •
  Achievement of GAAP net income in 2015;

  •
  Positive cash flows from operating activities for the second consecutive year;

  •
  Gross margin of 71% in 2015 versus 61% in 2014; and

  •
  Cash and cash equivalents, short-term and long-term investments of $172.4 million at December 31, 2015.

In addition to the financial highlights above, we achieved the following in 2015:

  •
  FDA Resolution:  In December 2015, we achieved an amicable resolution in our lawsuit against the U.S. Food and Drug Administration (FDA). The key features of the resolution include the formal rescission of the FDA's September 2014 Warning Letter, approval of a labeling supplement

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 26

    that reaffirms and clarifies the broad scope of the 2011 FDA approved indication for EXPAREL and acknowledgement that procedures involving infiltration in oral surgery or into the transversus abdominis plane (TAP block) are covered by the approved label.

  •
  Completion of Oral Surgery Enrollment to Produce Data to Support Official Launch: In 2015, we completed enrollment of our third molar or "wisdom tooth" study. We anticipate a late third quarter 2016 launch for oral surgery, an on-label indication. The launch timing is targeted around the annual meeting of the American Association of Oral and Maxillofacial Surgeons (AAOMS) in September, our introduction into the marketplace of a 10 mL vial in a 4-pack configuration and positive findings from our study in third molar procedures.

  •
  Delivery of manufacturing process equipment to Patheon U.K. Limited to be used in the production of EXPAREL: We are expanding our proprietary manufacturing capabilities at our San Diego Science Center campus, in order to be able to meet anticipated future growth and demand in the US and possibly globally. In 2015, we completed fabrication of the equipment, shipped it to the UK, and installed it into the site of our manufacturing partner, Patheon. We anticipate commercial approval of this site in 2017.

  •
  Established Two Pipeline Products and Prepared for Human Clinical Development: In 2015, we announced two pipeline products that have progressed to late stage pre-clinical development, DepoTranexamicAcid, a long acting hemostatic agent to control post-surgical blood loss, and DepoMeloxicam, a long acting local anesthetic for post-surgical pain and osteoarthritis. These products were formulated in our proprietary DepoFoam technology that is the basis of the EXPAREL formulation. We anticipate that both of these products will enter human clinical development in 2016.

  •
  Strengthening of the Executive Team:  During 2015, we added an experienced chief medical officer and SVP of strategy and corporate development filling two key positions that are critical to our future success. We also promoted our chief financial officer to president, further strengthening our leadership ranks.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 27

The following chart highlights the growth of quarterly EXPAREL revenue since its commercial launch in April 2012:

Factors to Consider:

  •
  Total 2015 Chief Executive Officer Compensation Was in the Bottom 25th Percentile of Our Peer Group

Total 2015 chief executive officer compensation was less than the 25th percentile of our peer group and total average named executive officer compensation approximated between the 25th and 50th percentile of our peer group.

  •
  Limited Equity Awards to Named Executive Officers in 2015

In 2015, the compensation committee only granted equity awards to our named executive officers in recognition of promotion, new hire and exceptional performance relating to our lawsuit and settlement with the FDA. Our CEO did not receive an equity grant in 2015. Our other named executive officers did not receive an annual equity grant in June 2015 when we made our annual company equity grants because of the regulatory uncertainties we were facing at that time, except for Ms. Williams who received an annual grant in recognition of her extraordinary efforts in connection with FDA matters and for retention purposes. The compensation committee also believes that the internal promotion of Mr. Scibetta to President resulted in a significantly smaller promotion related equity award than if an outside president had been hired. Our named executive officers recommended to the compensation committee that our equity awards should be used to retain and incentivize our broader employee base, not our named executive officers, during that time of uncertainty related to business and regulatory events. In addition, several of our named executive officers and members of our Board purchased shares of our common stock in open market transactions in 2015.

  •
  Chief Executive Officer Total Compensation Significantly Lower in 2015

David Stack served as our president from November 2007 to October 2015, when Mr. Scibetta assumed the role of president, and has served as our chief executive officer since November 2007. Mr. Stack was

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 28

elected Chairman of our board of directors in June 2013. Mr. Stack has led us through our initial public offering, FDA approval of EXPAREL in October 2011 and its commercial launch in April 2012, the successful outcome of the FDA lawsuit in 2015 and our ongoing marketing, distribution, and sale of EXPAREL in the U.S.

In 2015, Mr. Stack's total compensation as reported in the Summary Compensation Table below, went from approximately $7.4 million to approximately $1.2 million, a decrease of approximately 83%. The decrease in total compensation is largely due to Mr. Stack not receiving an equity grant in 2015.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 29

  •
  Total Compensation Down in 2015

All of our returning named executive officers received significantly lower total compensation in 2015 as compared to 2014. The lower total compensation reflects our 2015 performance and limited equity awards in 2015.

*
Ms. Williams was promoted to Chief Administrative Officer, General Counsel and Secretary in 2014 and was not a named executive officer in 2013. Drs. Braunstein and Jones were hired in 2015.

Corporate Governance Highlights

In order to further align the long-term interests of management with those of our stockholders and align our compensation program with best practices, the compensation committee has established the following policies and practices:

  •
  Independent Compensation Committee.  The compensation committee, comprised solely of independent directors, approves all compensation for our named executive officers.

  •
  Independent Compensation Consultant.  The compensation committee retains an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement. The compensation committee engaged Radford as its independent compensation consultant, and the compensation committee determined that Radford has no conflicts of interest with our company.

  •
  Assessment of Compensation Risk.  The compensation committee assessed our compensation policies and programs and determined that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on our company.

  •
  Annual Say-on-Pay Vote.  We hold annual advisory say-on-pay votes to approve executive compensation and received the support of approximately 99% of the votes cast on such proposal in 2015.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 30

  •
  No Excise Tax Gross-ups.  We do not provide our management with "excise tax gross-ups" in the event of a change of control.

  •
  Reasonable "Double Trigger" Change of Control Benefits.  We offer named executive officers a reasonable change of control severance package triggered upon a change of control followed by termination of the executive without cause or resignation for good reason.

  •
  No Enhanced Benefit Programs.  We do not provide our management with pensions or any other enhanced benefit programs beyond those that are typically available to all other employees.

  •
  Limited Perquisites.  Our management receives minimal perquisites, consisting primarily of group term life insurance premiums.

  •
  No Hedging or Pledging.  We do not allow our management or directors to engage in hedging transactions in our stock or to pledge our stock to secure loans or other obligations.

  •
  No Option Repricings.  We are not permitted to reprice stock options without stockholder approval.

  •
  No Evergreen Provisions.  Our equity compensation plans do not contain any "evergreen" provisions to increase shares available for issuance as equity awards. Any increase in available shares for equity awards must be approved by stockholders.

EXECUTIVE COMPENSATION OBJECTIVES AND PROCESSES

Objectives

Our primary objective with respect to executive compensation is to attract, retain and motivate superior executive talent with the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to:

  •
  Provide competitive incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value;

  •
  Align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value;

  •
  Provide long-term incentives that promote executive retention; and

  •
  Align our executives with the long-term strategic goals and objectives approved by our board of directors.

To achieve these objectives, our executive compensation program ties a significant portion of each named executive officer's overall compensation to key corporate financial goals and to individual goals. We have also historically provided a portion of our executive compensation in the form of equity awards that vest over time, which we believe helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance as reflected in the trading price of our common stock.

Processes and Peer Group

Our compensation committee makes all compensation decisions regarding our named executive officers. Our chief executive officer annually reviews the performance of each of our other executive officers other than himself, and, based on these reviews, makes recommendations to our compensation committee regarding salary adjustments, annual incentive bonus payments and equity incentive awards for such executive officers. The compensation committee believes it is valuable to consider the recommendations of our chief executive officer with respect to these matters because, given his knowledge of our operations and the day-to-day responsibilities of our executive officers, he is in a

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 31

unique position to provide the compensation committee with perspective into the performance of our executive officers in light of our business at a given point in time. While the compensation committee considers Mr. Stack's reviews and recommendations, the compensation committee decides the compensation of our named executive officers and also considers, among other things, company and individual performance, peer group data and recommendations from Radford as further described below.

As part of the 2015 compensation process, our compensation committee reviewed certain peer group data provided by Radford. The compensation committee approved a significantly modified peer group for establishing 2015 compensation compared to the peer group used for 2014 compensation based on analysis and recommendations by Radford. Our peer groups are selected from among publicly-traded pharmaceutical and biotechnology companies based in the U.S. and then further refined based on revenue, market capitalization, and headcount. The compensation committee also takes into consideration the company's stage of development, net income, and other key financial metrics. The compensation committee believes that the companies selected to our peer groups are broadly comparable to us, and represent our labor market for talent for key leadership positions at the time compensation decisions are made. Our compensation committee regularly reviews our peer group with Radford to determine if adjustments are necessary to ensure that it continues to be relevant or if additional peer companies or groups are necessary to provide appropriate information on market practices and compensation levels.

Our peer group for 2015 compensation purposes was:

Acorda Therapeutics, Inc.	ImmunoGen, Inc.	Medivation, Inc.
Alkermes plc	Incyte Corporation	Nektar Therapeutics
Alnylam Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.	NPS Pharmaceuticals, Inc.
ARIAD Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	Pharmacyclics, Inc.
BioMarin Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc	Seattle Genetics, Inc.
Cubist Pharmaceuticals, Inc.	MannKind Corporation	The Medicines Company United Therapeutics Corporation

The compensation committee, based on analysis and recommendations from Radford, refined our peer group for 2015 due primarily to our continued increases in revenue, market capitalization and headcount, with the goal to design the peer group to align us with the midrange of the peer group with respect to revenue, market capitalization and headcount. The following summarizes the changes that were made to our peer group in September 2014:

  •
  Aegerion Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc., Dyax Corp., Halozyme Therapeutics, Inc., Momenta Pharmaceuticals, Inc. and Theravance, Inc. were removed from our peer group due to their relatively low revenue and market capitalization as compared to our company;

  •
  Cadence Pharmaceuticals, Inc., Idenix Pharmaceuticals, Inc. and InterMune, Inc. were removed from the peer group as they were acquired by other companies and compensation data would no longer be available for these companies; and

  •
  BioMarin Pharmaceuticals, Inc., Cubist Pharmaceuticals, Inc., Incyte Corporation, MannKind Corporation, Pharmacyclics, Inc., Seattle Genetics, Inc. and United Therapeutics Corporation were added to our peer group as their revenue, market capitalization and headcount were more comparable to our company.

The compensation committee believes that the resulting peer group companies are broadly comparable to us, and represent our labor market for talent for key leadership positions. As of December 31, 2015,

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 32

our market capitalization was at approximately the 40th percentile of this peer group, and our annual revenue was at approximately the 10th percentile of this peer group.

The compensation committee took the results of Radford's comparative analyses of our peer groups, as well as the considerations provided by Radford with respect to components and levels of compensation for our executive officers, under advisement in determining competitive market practice in our industry. The compensation committee considered the assessment of peer group market compensation, historical compensation levels, subjective assessments of individual performance and worth and other subjective factors in establishing and approving the various elements of our executive compensation program for 2015. As discussed below, the compensation committee sought to better align 2015 compensation of our named executive officers towards the 50th percentile of total cash compensation of our applicable peer group.

Say-on-Pay

At our annual meeting of stockholders in June 2015, we held an advisory stockholder vote to approve the compensation of our named executive officers, which we refer to as say-on-pay. The compensation of our named executive officers reported in our 2015 proxy statement was approved by nearly 99% of the votes cast at the 2015 annual meeting. Our Compensation Committee believes this affirms our stockholders' support of our approach to executive compensation. The compensation committee has considered and will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Elements of Our Executive Compensation Program

The primary elements of our executive compensation program are:

  •
  base salaries;

  •
  annual incentive bonuses;

  •
  equity incentive awards; and

  •
  limited perquisites and other employee benefits.

         Base Salaries — We use competitive base salaries to attract and retain qualified candidates to help us achieve our growth and performance goals. Base salaries are intended to recognize a named executive officer's immediate contribution to our organization, as well as his or her experience, knowledge and responsibilities.

Our compensation committee annually evaluates adjustments to executive officer base salary levels based on factors determined to be relevant, including:

  •
  recommendations from our chief executive officer (for named executive officers other than himself);

  •
  the executive officer's skills and experience;

  •
  the particular importance of the executive officer's position to us;

  •
  the executive officer's individual performance;

  •
  the executive officer's growth in his or her position; and

  •
  the results of Radford's comparative assessment regarding base salaries for comparable positions at peer companies.

After considering the above factors, and for merit and retention purposes, in 2015, our compensation committee approved increases to the base salary of each of our named executive officers employed at

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 33

that time to continue to move their salaries closer to market competitive levels for each position, targeted toward the 50th percentile of our applicable peer group. Mr. Scibetta also received a significant salary increase in connection with his promotion to president. Overall, the base salary increases brought the salaries of our named executive officers in alignment with approximately the 50th percentile of our peer group. In connection with their hire in 2015, the compensation committee approved a base salary for Dr. Braunstein of $395,000 and a base salary for Dr. Jones of $395,000, which, based on information provided by Radford, equated to approximately the 50th percentile of our peer group for their respective roles.

The 2015 base salaries of our named executive officers are below:

Named Executive Officer	2015 Base Salary	Increase Over 2014 Base Salary
David Stack	$740,000	24%
James Scibetta	$475,000	29%
Scott Braunstein	$395,000	N/A
James B. Jones	$395,000	N/A
Kristen Williams	$350,000	7%

         Annual Incentive Bonuses — The compensation committee believes that annual incentive bonuses that are awarded to our named executive officers for meeting or exceeding company performance goals and individual achievement goals provide our officers additional incentive to outperform our peer companies, increase stockholder value and ensure that we attract and retain talented named executive officers. Each year, the compensation committee establishes a target annual incentive award for each named executive officer expressed as a percentage of the executive's base salary, based on results of Radford's comparative assessment regarding annual incentive award targets for comparable positions at peer companies, the estimated contribution and responsibility of the individual named executive officer and market practices. Consistent with the compensation committee's philosophy to target total cash compensation for our named executive officers at the 50th percentile of our applicable peer group, target annual incentive awards as a percentage of base salary remained the same as 2014 for each named executive officer, except that the compensation committee increased Mr. Scibetta's target incentive opportunity in connection with his promotion to president in October 2015 to bring his annual incentive compensation more in alignment with market competitive levels for that position.

For 2015, the targets for our named executive officers and actual payouts were as follows:

Named Executive Officer	2015 Annual Incentive Target (as a percentage of Base Salary)	Actual 2015 Annual Incentive Payment (as a percentage of Base Salary)
David Stack	65%	65%
James Scibetta	50%	50%
Scott Braunstein	40%	19%	*
James B. Jones	40%	30%	*
Kristen Williams	40%	57%

*
Drs. Braunstein and Jones were hired in mid-2015.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 34

Our compensation committee assesses the achievement of corporate and individual goals and performance at the end of each fiscal year, together with the results of a comparative review conducted by Radford, to determine, on a discretionary basis, the appropriate bonus for each named executive officer. The compensation committee also has the authority to award discretionary cash bonuses to our executive officers in the event of extraordinary short-term efforts and achievements by our executive officers.

In 2015, our compensation committee exercised its discretion to award annual incentive bonuses to our named executive officers ranging from 100% to 143% of the target amount, as shown above. Although we did not achieve all of our 2015 financial performance goals, the compensation committee approved the annual incentive bonus payouts to reward our named executive officers for their extraordinary efforts and results in the face of various challenges, including managing the impacts of the FDA warning letter, successful resolution of our litigation with the FDA, including the withdrawal of the FDA warning letter and a new label which reaffirms the broad indication and also expressly includes oral surgery and TAP as being on label, and returning the Company to growth in the second half of 2015. In addition to these and the factors referred to under "2015 Company Performance" above, other primary performance factors considered by the compensation committee in determining the 2015 annual incentive bonuses included, among others:

  •
  the preparation and roll out of an opioid sparing public relations plan for EXPAREL;

  •
  met the manufacturing output goal in terms of number of vials of EXPAREL;

  •
  improved EXPAREL gross margins in the fourth quarter of 2015;

  •
  preparation of the Patheon suite for regulatory approval; and

  •
  completed certain regulatory and research & development milestones for spray, DepoTranexemic Acid ("DepoTXA") and DepoMeloxicam ("DepoMLX").

The annual incentive awards brought our named executive officer's cash compensation to the 50th percentile of our applicable peer group.

         Equity Incentive Awards — We believe that our long-term performance is enhanced through equity awards to our named executive officers. Equity awards reward our named executive officers for maximizing stockholder value over time and align the interests of our executives with those of our stockholders. All equity incentive awards granted to our named executive officers are approved by our compensation committee. Equity incentive awards to our executive officers have been made primarily in the form of stock options with exercise prices equal to the closing market price of our common stock on the date of grant and restricted stock units. We believe that equity incentive awards:

  •
  provide our named executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision making;

  •
  create an ownership culture by aligning the interests of our named executive officers with the creation of value for our stockholders; and

  •
  further our goal of executive retention.

In 2015, the compensation committee granted limited equity awards to certain of our named executive officers in recognition of promotion to president for Mr. Scibetta, the new hire of Drs. Braunstein and Jones, and exceptional performance for Ms. Williams as a result of her successful leadership and extraordinary management of the Company's FDA and DOJ inquires and lawsuit against the FDA. The compensation committee also believes that the internal promotion of Mr. Scibetta to President resulted in a significantly smaller promotion related equity award than if an outside president had been hired. The awards were granted in the form of stock options and restricted stock units with values targeted at the 75th percentile of our applicable peer group for the position, Other than as described above, our named

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 35

executive officers were not granted any equity awards during 2015 because of the challenging year for the Company, primarily due to the FDA warning letter, which was challenged and successfully withdrawn in December 2015. Management and the compensation committee agreed that equity awards would be made to the broader employees base as an important retention tool in 2015 but would not be made to our named executive officers, except as set forth above, given the 2015 challenges that the Company was navigating through in June 2015 at the time the awards were made.

The equity awards granted to our named executive officers in 2015 were as follows:

Named Executive Officer	Stock Options (#)	Restricted Stock Units (#)
David Stack	—	—
James Scibetta	40,000	—
Scott Braunstein	75,000	—
James B. Jones	40,000	—
Kristen Williams	15,000	7,500

The stock options have an exercise price equal to the closing price of our stock price on the grant date, and vest as to 25% of the options shares on the first anniversary of the grant date, with the remaining option shares vesting in equal quarterly installments over the subsequent three years. The restricted stock unit award vests in four equal annual installments beginning on the first anniversary of the grant date. The compensation committee believes that the grant of these equity awards are an important tool to promote retention of our executives, while also incentivizing our named executive officers to create value for our stockholders.

         Other Employee Benefits — We maintain broad-based benefits that are provided to all employees, including our 401(k) retirement plan, employee stock purchase plan, flexible spending accounts, medical and dental care plans, life insurance, short- and long-term disability policies, vacation and company holidays. Our named executive officers are eligible to participate in each of these programs on the same terms as non-executive employees; however, our named executive officers are eligible for life insurance coverage equal to three times (rather than two times) their annual base salary.

         Severance and Change of Control Arrangements  — We have entered into employment agreements with each of our named executive officers. Each of these agreements provides the named executive officer with certain severance benefits in connection with certain terminations of the executive's employment both before and after a change of control. The compensation committee believes that reasonable severance and change of control protections for our named executive officers strengthens our competitive compensation package, providing us with a recruitment and retention benefit, aligns the interests of the named executive officers with those of the stockholders and ensures continued dedication to the Company in change of control situations that may result in personal uncertainties. See "Employment Agreements, Severance and Change of Control Arrangements" below.

         Clawback — As of the date of this proxy statement, we do not have a formal compensation recovery policy, often referred to as a "clawback" policy, aside from the clawback provisions for the chief executive officer and chief financial officer under the Sarbanes-Oxley Act of 2002, which provides that the CEO and the CFO must reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the twelve-month period following the preparation of an accounting restatement, as a result of misconduct. The compensation committee intends to adopt a formal clawback policy once the final rules relating to such policies are issued pursuant to the Dodd-Frank Act.

         Tax Considerations — Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid by a public company to its chief executive officer and to each other officer (other than its chief financial officer) whose compensation is required to be reported to stockholders by reason of being

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 36

among the three other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We will periodically review the potential consequences of Section 162(m) on the various elements of our executive compensation program. However, our board of directors or compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions under Section 162(m).

Section 409A of the Code applies to plans, agreements and arrangements that provide for the deferral of compensation, and imposes penalty taxes on employees if those plans, agreements and arrangements do not comply with Section 409A. We have sought to structure our executive compensation arrangements to be exempt from, or comply with, Section 409A.

Compensation Committee Report

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, the compensation committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF PACIRA PHARMACEUTICALS, INC.
Paul Hastings, Chairperson Yvonne Greenstreet Mark Kronenfeld John Longenecker Andreas Wicki

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 37

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned for services rendered during fiscal years 2015, 2014, and 2013 for our chief executive officer, our chief financial officer, and the three other most highly compensated executive officers who were serving as executive officers at the end of 2015. We refer to these individuals as our "named executive officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
David Stack	2015	$734,487	$481,000	$—	$—	$2,772	$1,218,259
Chief Executive Officer	2014	593,201	425,000	—	6,385,926	2,772	7,406,899
	2013	509,000	407,200	—	—	2,772	918,972
James Scibetta	2015	409,091	237,500	—	1,091,868	966	1,739,425
President and Chief	2014	367,708	165,000	—	2,980,099	966	3,513,773
Financial Officer	2013	328,400	140,000	—	—	630	469,030
Kristen Williams(3)	2015	349,104	200,000	595,725	592,089	630	1,737,548
Chief Administrative	2014	294,337	120,000	—	1,702,913	420	2,117,670
Officer, General Counsel and Secretary
Scott Braunstein(4) Senior Vice President,	2015	182,308	75,000	—	2,502,769	630	2,760,707
Strategy and Corporate Development
James B. Jones(5) Senior Vice President	2015	154,327	120,000	—	1,225,125	420	1,499,872
and Chief Medical Officer

(1)
Amounts reflect the aggregate grant date fair value of grants made in each respective fiscal year computed in accordance with stock-based accounting rules (FASB ASC Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used in the calculations of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)
Amounts represent group term life insurance premiums paid-in full by us.

(3)
Ms. Williams was promoted to Chief Administrative Officer, General Counsel and Secretary in 2014 and was not a named executive officer in 2013.

(4)
Dr. Braunstein commenced service as our Senior Vice President, Strategy and Corporate Development in July 2015.

(5)
Dr. Jones commenced service as our Senior Vice President and Chief Medical Officer in August 2015.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 38

GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of our named executive officers regarding plan-based awards granted during fiscal year 2015.

Name	Type of Award(s)	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
David Stack	—	—	—	—	$—	$—
James Scibetta	Stock Option	11/3/2015	—	40,000	55.34	1,091,868
Kristen Williams	Stock Option	6/3/2015	—	15,000	79.43	592,089
	Restricted Stock Units	6/3/2015	7,500	—	—	595,725
Scott Braunstein	Stock Option	7/13/2015	—	75,000	67.11	2,502,769
James B. Jones	Stock Option	8/17/2015	—	40,000	61.90	1,225,125

(1)
Amounts reflect the aggregate grant date fair value of grants computed in accordance with stock-based accounting rules (FASB ASC Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used in the calculations of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 39

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to outstanding options held by our named executive officers at December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
David Stack	72,856	—		$5.49	12/29/2020	—		—
	85,610	—		5.49	12/29/2020	—		—
	85,695	—		1.61	9/2/2020	—		—
	170,960	—		1.61	9/2/2020	—		—
	306,254	43,746	(1)	10.81	6/5/2022	—		—
	56,250	93,750	(1)	81.00	6/3/2024	—		—
James Scibetta	—	40,000	(2)	$55.34	11/3/2025	—		—
	26,250	43,750	(2)	81.00	6/3/2024	—		—
	131,251	18,749	(1)	10.81	6/5/2022	—		—
	52,878	—		5.49	12/29/2020	—		—
	38,250	—		1.61	9/2/2020	—		—
	9,123	—		1.61	9/2/2020	—		—
Kristen Williams	—	—		—	—	7,500	(3)	$575,925
	—	15,000	(2)	$79.43	6/3/2025	—		—
	15,000	25,000	(2)	81.00	6/3/2024	—		—
	6,880	3,120	(1)	25.37	3/5/2023	—		—
	8,859	3,120	(1)	10.81	6/5/2022	—		—
	5,313	624	(1)	10.52	3/2/2022	—		—
	3,125	—		9.25	10/19/2021	—		—
Scott Braunstein	—	75,000	(2)	$67.11	7/13/2025	—		—
James B. Jones	—	40,000	(2)	$61.90	8/17/2025	—		—

(1)
The stock options vest with respect to 25% of the shares on the first anniversary of the grant date, and vests with respect to the remaining shares in approximately equal successive monthly installments over 36 months thereafter, provided that the executive officer remains in continuous service with us as of each vesting date.

(2)
The stock options vest with respect to 25% of the shares on the first anniversary of the grant date, and vests with respect to the remaining shares in approximately equal successive quarterly installments over 36 months thereafter, provided that the executive officer remains in continuous service with us as of each vesting date.

(3)
Represents restricted stock units that vest in four equal annual installments beginning on the first anniversary of the grant date, provided that the executive officer remains in continuous service with us as of each vesting date.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 40

OPTIONS EXERCISES AND STOCK VESTED

The following table sets forth information for each of our named executive officers regarding stock options exercised during 2015. There were no stock awards that vested in 2015 for any of our named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
David Stack	70,000	$5,192,825
James Scibetta	15,000	1,644,167
Kristen Williams	—	—
Scott Braunstein	—	—
James B. Jones.	—	—

(1)
The value realized is the difference between the fair market value of our common stock at the time of exercise and the exercise price.

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

  Employment Agreements

We entered into employment agreements with each of our named executive officers. The agreements with each of Mr. Stack, Mr. Scibetta, Ms. Williams, Dr. Braunstein and Dr. Jones provide for "at will" employment which means we or the executive can terminate his or her employment at any time, with or without cause. Pursuant to the agreements, as amended, each of such named executive officers will be entitled to a base salary and certain benefits.

If our chief executive officer (i) is terminated for any reason other than for "cause," or (ii) terminates his employment for "good reason," then he will be entitled to:

  •
  earned and accrued base salary, bonus, vacation time and other benefits;

  •
  monthly salary continuation payments for a period of 12 months from the effective date of the release required to be provided as a condition to receiving these payments;

  •
  health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage; and

  •
  immediate vesting of the portion of his outstanding unvested options and any time-based restricted stock units that would have become vested during the 12-month period following the date of termination.

If, within 30 days prior to, or 12 months following, a "change of control," our chief executive officer (i) is terminated for any reason other than for "cause," or (ii) terminates his employment during the agreement term for "good reason," then he will be entitled to:

  •
  earned and accrued base salary, bonus, vacation time and other benefits;

  •
  monthly salary continuation payments for a period of 24 months from the effective date of the release required to be provided as a condition to receiving these payments;

  •
  in lieu of the Targeted Incentive Bonus (as defined in the employment agreement), a bonus payment in the amount of one hundred percent (100%) of his then-current base salary, payable in

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 41

    one lump sum after the effective date of the release required to be provided as a condition to receiving this payment;

  •
  health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage; and

  •
  immediate vesting of all outstanding unvested options and any time-based restricted stock units previously granted to him.

If any of our named executive officers, other than our chief executive officer, (i) is terminated for any reason other than for "cause," or (ii) terminates his or her employment for "good reason," then such executive officer will be entitled to:

  •
  earned and accrued base salary, bonus, vacation time and other benefits;

  •
  monthly salary continuation payments for a period of nine months from the effective date of the release required to be provided as a condition to receiving these payments;

  •
  health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage; and

  •
  immediate vesting of the portion of such executive officer's outstanding unvested options and any time-based restricted stock units that would have become vested during the nine-month period following the date of termination.

If, within 30 days prior to, or 12 months following, a "change of control," any of our named executive officers, other than our chief executive officer, (i) is terminated for any reason other than for "cause," or (ii) terminates his or her employment during the agreement term for "good reason," then such executive officer will be entitled to:

  •
  earned and accrued base salary, bonus, vacation time and other benefits;

  •
  monthly salary continuation payments for a period of 12 months from the effective date of the release required to be provided as a condition to receiving these payments;

  •
  in lieu of the Targeted Incentive Bonus (as defined in the employment agreement), a bonus payment in the amount of a certain percentage of such executive officer's then-current base salary (30% for Mr. Scibetta, 25% for Ms. Williams, and 40% for each of Drs. Braunstein and Jones), payable in one lump sum after the effective date of the release required to be provided as a condition to receiving this payment;

  •
  health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage; and

  •
  immediate vesting of all outstanding unvested options and any time-based restricted stock units previously granted to such executive officer.

Our obligation to make the severance payments described above will be conditioned upon the executive officer's continued compliance with the non-competition and confidentiality obligations set forth in his or her employment agreement and the executive officer's execution of a general release of claims against us.

Under the employment agreements, "cause" generally means: (i) failure to substantially perform the duties owed to us after receiving written notice that sets forth in detail the specific respects in which our board of directors believes that the duties have not been substantially performed, and failure to correct the failure within 30 days after receiving a demand for substantial performance and opportunity to cure; (ii) fraud, misconduct, dishonesty, gross negligence or other acts either injurious to us or conducted with intentional disregard for our best interests; (iii) failure to follow reasonable and lawful instructions from

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 42

our board of directors and failure to cure such failure after receiving 20 days advance written notice; (iv) material breach of the terms of the employment agreement or our employee proprietary information and inventions assignment agreement or any other similar agreement that may be in effect from time to time; or (v) conviction of, or pleading guilty or nolo contendere to, any misdemeanor involving dishonesty or moral turpitude or related to our business, or any felony.

Under the employment agreements, "good reason" generally means, without the executive officer's prior written consent: (i) any material reduction of the executive officer's then effective base salary that is not in accordance with his employment agreement or related to a cross-executive team salary reduction; (ii) any material breach by us of the executive officer's employment agreement; or (iii) a material reduction in the executive officer's responsibilities or duties, not including a mere reassignment following a change of control to a position that is substantially similar to the position held prior to the change of control; provided, however, that no such event or condition shall constitute good reason unless (x) the executive officer gives us a written notice of termination for good reason not more than 90 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by us within 30 days of our receipt of such notice and (z) the termination date occurs within one (1) year following our receipt of such notice.

Under the employment agreements, a "change of control" means (i) a merger or consolidation of either us or our subsidiary, Pacira Pharmaceuticals, Inc., a California corporation ("PPI-California") into another entity in which the stockholders of us or PPI-California (as applicable) do not control 50% or more of the total voting power of the surviving entity (other than a reincorporation merger); (ii) the sale, transfer or other disposition of all or substantially all of our assets in a liquidation or dissolution; or (iii) the sale or transfer of more than 50% of our outstanding voting stock. In the case of each of the foregoing clauses (i), (ii) and (iii), a change of control as a result of a financing transaction entered into by us or PPI-California shall not constitute a change of control for purposes of these agreements.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

Below is a summary of the potential payments that each of our named executive officers would have received upon the occurrence of the termination events specified below, assuming that each triggering event occurred on December 31, 2015.

  Involuntary Termination without Cause or Resignation for Good Reason

Name	Severance ($)	Health Benefits ($)	Acceleration of Equity Awards ($)(1)	Total ($)
David Stack	$740,000	$12,825	$2,886,361	$3,639,186
James Scibetta	356,250	18,327	1,237,059	1,611,636
Kristen Williams	262,500	18,327	487,449	768,276
Scott Braunstein	296,250	—	181,509	477,759
James B. Jones	296,250	10,733	148,900	455,883

(1)
Amounts based on the fair market value of our common stock of $76.79 per share, which was the closing price of our common stock on December 31, 2015 as reported on the NASDAQ Global Select Market.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 43

  Involuntary Termination without Cause or Resignation for Good Reason in connection with a Change of Control

Name	Severance ($)	Health Benefits ($)	Acceleration of Equity Awards ($)(1)	Total ($)
David Stack	$2,220,000	$12,825	$2,886,361	$5,119,186
James Scibetta	617,500	18,327	2,095,059	2,730,886
Kristen Williams	437,500	18,327	983,565	1,439,392
Scott Braunstein	553,000	—	726,000	1,279,000
James B. Jones	553,000	10,733	595,600	1,159,333

(1)
Amounts based on the fair market value of our common stock of $76.79 per share, which was the closing price of our common stock on December 31, 2015 as reported on the NASDAQ Global Select Market.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 44

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a "say on pay" proposal, gives stockholders the opportunity to approve or reject our executive pay program through the following resolution:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers of Pacira Pharmaceuticals, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion in the Company's 2016 proxy statement."

We conduct the say on pay advisory vote annually, with the next vote following this year's vote occurring at the 2017 Annual Meeting of Stockholders. The say on pay vote is advisory and therefore will not be binding on the compensation committee, the board of directors or the Company. However, the compensation committee and board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Please read the "Executive Compensation" section of this proxy statement before determining how to vote on this proposal. As discussed in more detail in that section, the primary objectives of our executive compensation program are to increase stockholder value by attracting and retaining talented executives, rewarding performance that meets or exceeds our established goals, and aligning the interests of our executives with those of our stockholders. Our compensation committee, which was advised by an independent compensation consultant, aims to reward our named executive officers for performance. Performance highlights for 2015 include:

  •
  Total revenues increased $51.3 million, or 26%, in the year ended December 31, 2015, as compared to 2014, primarily driven by EXPAREL product sales of $239.9 million, net of allowances for sales returns, prompt payment discounts, volume rebates, chargebacks and distribution service fees payable to wholesalers.

  •
  Based on positive feedback received in May 2015 from the FDA's Division of Anesthesia, Analgesia and Addiction Products, we intend to pursue the manufacturing of DepoFoam-based products using our new spray process.

  •
  In April 2015, we delivered manufacturing process equipment to the first of two manufacturing suites dedicated to the production of EXPAREL at Patheon U.K. Limited's ("Patheon"), Swindon, England facility. We currently expect, subject to receipt of regulatory approvals, the first commercial manufacturing suite at Patheon's facility to commence commercial production in 2017.

  •
  In December 2015, we achieved an amicable resolution in our lawsuit against the FDA. The key features of the resolution include the formal rescission of the FDA's September 2014 warning letter, approval of a labeling supplement that reaffirms and clarifies the broad scope of the 2011 FDA approved indication for EXPAREL and acknowledgement that procedures involving infiltration in oral surgery or into the transversus abdominis plane (TAP block) are covered by the approved label.

  •
  As of February 2016, we have initiated additional Phase 3 studies for upper extremity and lower extremity nerve blocks, specifically a brachial plexus nerve block for patients undergoing total shoulder arthroplasty or rotator cuff repair and a femoral nerve block for patients undergoing total knee arthroplasty, based upon FDA guidance that the expected use of EXPAREL will be for a broad spectrum of nerve blocks and not limited to the narrow indication of a single nerve block.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 45

PROPOSAL NO. 4 — APPROVAL OF THE AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

Our 2011 Stock Incentive Plan ("2011 Plan") was originally adopted by our board of directors and approved by our stockholders in December 2010. An amendment and restatement of the 2011 plan was approved by our stockholders at our annual meeting of stockholders in 2012 and again in 2014. On April 15, 2016, our board of directors, upon recommendation of the compensation committee, adopted, subject to stockholder approval, an amendment and restatement of the 2011 Plan, which we refer to as the A&R 2011 plan, to:

  •
  increase the number of shares of common stock authorized for grant by 4,000,000 newly reserved shares, resulting in an aggregate share authorization of up to 11,954,537, of which the 4,000,000 newly reserved shares plus the remaining share pool of 975,833 shares (as of April 10, 2016) would be available for grant; and

  •
  add a limit on the aggregate amount of all compensation granted during any calendar year to any member of our board of directors who is not an employee of our company, as described below.

KEY FEATURES OF THE A&R 2011 PLAN

The A&R 2011 plan includes several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

  •
  No automatic share replenishment or "evergreen" provision.  There is no evergreen feature pursuant to which the shares authorized for issuance under the A&R 2011 plan can be automatically replenished.

  •
  No discounted options or SARs.  Stock options and stock appreciation rights, or SARs, may not be granted with an exercise or measurement price lower than the fair market value of the underlying shares on the date of grant (except that if the award is granted with an exercise price or measurement price to be determined on a future date, the price may not be less than the fair market value on such future date).

  •
  No repricing of options or SARs without stockholder approval.  The A&R 2011 plan prohibits the repricing of stock options or SARs without prior stockholder approval.

  •
  No liberal share counting or "recycling" of shares.  Shares delivered to our company to purchase shares upon exercise of an award or to satisfy tax withholding obligations will not become available for issuance under the A&R 2011 plan.

  •
  No liberal change in control definition.  Change in control benefits are triggered only by the occurrence, rather than stockholder approval, of a merger or other change in control event.

INFORMATION REGARDING ADDITIONAL SHARES REQUESTED

As of April 10, 2016, there were 4,261,416 shares of common stock subject to outstanding awards and 975,833 shares of common stock reserved for future grants remaining under the 2011 plan, representing 14.1% of our shares outstanding and 12.6% of our fully diluted shares outstanding (assuming the exercise and vesting, as applicable, of all outstanding equity awards, excluding any shares of common stock that may be issued to settle the premium upon conversion of our convertible senior notes). Assuming adoption of the A&R 2011 plan, shares of common stock subject to outstanding awards and shares of common stock reserved for future grants remaining under A&R 2011 plan (including the 4,000,000 newly reserved shares) would represent 24.9% of our shares outstanding and 22.3% of our fully diluted shares outstanding (assuming the exercise of all outstanding equity awards, excluding any

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 46

shares of common stock that may be issued to settle the premium upon conversion of our convertible senior notes). The number of shares authorized for grant under the 2011 plan as of April 10, 2016 is based on the sum of (i) 5,842,347 shares of common stock plus (ii) the number of shares of our common stock (up to 2,112,190 shares) subject to awards granted under our now terminated Second Amended and Restated 2007 Stock Option-Stock Issuance Plan, or 2007 plan, which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right. Of these authorized shares under our 2007 plan, 2,022,837 have been granted and are subject to outstanding awards and no shares remain available to be granted.

Factors to Consider Regarding our Use of Equity:

  •
  We Are Managing Our Annual Burn Rate and Overhang

Our three-year average annual burn rate from 2013 to 2015 was 3.52%, calculated for each year as the number of shares subject to options granted in such year divided by the respective weighted-average common shares outstanding during 2013, 2014 and 2015. We believe our three-year average annual burn rate and current equity overhang is reasonable given our rapid growth, widespread granting of equity awards and judicious use of equity to finance our growth.

  •
  We Have Been Rapidly Growing

Our board of directors believes that the number of shares of common stock currently available under the 2011 plan is insufficient to meet our current and future equity needs. All of our employees and non-employee directors receive equity awards as a component of their compensation and we intend to continue to grant equity awards to induce and incentive new and existing employees at all levels. We have grown rapidly since our initial public offering in 2011, from 142 full-time employees to 487 full-time employees at December 31, 2015, hiring an additional 162 new employees during 2015 alone. Due to the limited number of shares available for grant under the 2011 plan, equity awards granted to our named executive officers in 2015 were limited to new hires, promotions and exceptional accomplishments and no equity awards were granted to our named executive officers in 2013.

  •
  Our CEO Did Not Receive Any Equity Awards in 2015 and Our Other Named Executive Officers Received Limited Grants

Our CEO received no equity awards in 2013 or 2015. In 2015, the compensation committee only granted equity awards to our named executive officers in recognition of promotion, new hire and exceptional performance relating to our lawsuit and settlement with the FDA in the case of Ms. Williams. Other than Ms. Williams, our CEO and other named executive officers did not receive an annual equity grant in June 2015 when we made our annual company equity grants because of the regulatory uncertainties we were facing at that time. The compensation committee believes that the internal promotion of Mr. Scibetta to president resulted in a significantly smaller equity award than if an outside president had been hired. Our named executive officers recommended to the compensation committee that our equity awards in 2015 should be used to retain and incentivize our broader employee base, not our named executive officers, during that time of uncertainty related to business and regulatory events.

We believe these very limited executive equity granting practices underscore our thoughtful and judicious use of equity awards. In 2015, other than for new hires and promotions, our named executive officers received only 1.98% of the total equity awards granted to participants under the 2011 plan. Named executive officers were granted stock options in 2014, however, the exercise price for those stock options is $81.00 per share, which is significantly above the current fair market value of our common stock.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 47

  •
  We Judiciously Used Our Equity to Finance Growth, Resulting in Less Dilution to Stockholders

We also believe we have been very judicious in our use of equity to finance our growth through the issuance of non-dilutive convertible senior notes. The rapid growth of EXPAREL has allowed us to achieve profitability relatively quickly. Our rapid revenue growth coupled with our prudent expense management (in part through a heavy emphasis on equity over cash compensation) has allowed us to avoid issuing equity to finance our growth and operations; preventing dilution of our stockholders but limiting the absolute number of equity awards we can issue to induce new hires and further incentivize and retain employees to fuel our rapid growth. This careful use of equity has led to a relatively low number of issued and outstanding shares, which we believe artificially inflates our burn rate and equity overhang. Assuming we had issued equity of equivalent value rather than our convertible senior notes in 2013, our three year average burn rate from 2013 to 2015 would have been 2.98% and our issued overhang would have been 10.0% as of March 31, 2016. We believe that our judicious use of outside equity capital to finance our growth and the effective execution of our EXPAREL growth strategy should not be used against us in connection with overhang and burn rate calculations.

  •
  Equity is Essential to Talent Acquisition and Retention

We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. Management recruitment and retention is a key to our future success and will require the use of equity awards as demonstrated by the new hire grants made to our new chief medical officer and SVP of strategy and corporate development during 2015. Equity incentives are an important component of our compensation philosophy, intended to provide equity ownership opportunities and performance-based incentives to better align the recipient's interests with those of our stockholders. We expect to need to continue to add employees to further capitalize on the success of EXPAREL, expand its indications and develop and launch new products.

Due to the above considerations, our compensation committee believes this proposed share increase is reasonable and appropriate. At this time, we expect that these shares, in conjunction with the shares currently available for grant, will be sufficient to cover awards to be granted in the next two to three years.

ADOPTION OF A&R 2011 PLAN

Accordingly, on April 15, 2016, our board of directors, upon recommendation by the compensation committee, adopted, subject to stockholder approval, the A&R 2011 plan, to increase the number of shares of common stock authorized for grant under the 2011 plan by 4,000,000 shares and to add a limit on the aggregate amount of all compensation granted during any calendar year to any member of our board of directors who is not an employee of our company, as described below. If the A&R 2011 plan is approved, the number of shares of our common stock authorized for grant under the A&R 2011 plan will be equal to the sum of (i) 9,842,347 shares of common stock (consisting of the prior authorization of 5,842,347 shares plus 4,000,000 new shares) plus (ii) the number of shares of our common stock subject to awards granted under the 2007 plan which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right.

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RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE APPROVAL OF THE AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN.

DESCRIPTION OF THE A&R 2011 PLAN

The following is a brief description of the A&R 2011 plan. A copy of our proposed A&R 2011 plan is attached as Appendix A to this proxy statement and is incorporated herein by reference. The following description of the A&R 2011 plan is a summary of certain important provisions and does not purport to be a complete description of the A&R 2011 plan. Please see Appendix A for more detailed information.

Number of Shares Available for Awards

The number of shares of our common stock authorized for grant under the A&R 2011 plan is equal to the sum of (i) 9,842,347 shares of common stock plus (ii) the number of shares of our common stock (up to 2,112,190 shares) subject to awards granted under the 2007 plan which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right. Shares issuable under the A&R 2011 plan will in no event exceed the aggregate of clauses (i) and (ii) in the preceding sentence, which is an aggregate maximum of 11,954,537 shares.

These numbers are subject to adjustment as described below in the event of stock splits, reverse stock splits, stock dividends, recapitalizations, share combinations or reclassifications, spin-offs and other similar events. Shares issued under the A&R 2011 plan may be authorized and unissued shares, or may be issued from treasury shares. Shares covered by awards (other than shares covered by Tandem SARs, as defined below) under the A&R 2011 plan that are terminated, surrendered, forfeited, cancelled or otherwise expire without having been exercised or settled, or that are settled by cash or other non-share consideration, become available for issuance pursuant to a new award and will be credited back to the pool. Shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations are not available for issuance pursuant to new awards. Shares are subtracted for exercises of SARs using the proportion of the total SAR that is exercised, rather than the number of shares actually issued. Any SARs that may be settled only in cash will not be counted against the shares available under the A&R 2011 plan. If we grant a SAR in tandem with an option for the same number of shares of common stock and provide that only one such award may be exercised, which we refer to as a Tandem SAR, only the shares covered by the option and not the Tandem SAR will be counted and the expiration of one in connection with the other's exercise will not restore shares to the A&R 2011 plan.

Types of Awards

The A&R 2011 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards, which we refer to collectively as awards.

Incentive Stock Options and Nonstatutory Stock Options.    An option is an award entitling the recipient to purchase a specified number of shares of our common stock at a specified price, which we refer to as the exercise price, and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price which is less than the fair market value of our common stock on the date of grant as determined by (or in a manner approved by) our board of directors (or less than 110% of the fair market value in the case of incentive stock options granted to recipients holding more than 10% of the voting power of our company), provided that if our board approves the grant of an option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the fair market value on such future date. Options may not be granted for a term in excess of ten years (or, in excess of five years in the case of incentive stock options

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granted to recipients holding more than 10% of the outstanding voting power of the company). The A&R 2011 plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a "cashless exercise" through a broker, (ii) subject to certain conditions, delivery of shares of our common stock to us, (iii) a "net exercise" with respect to nonstatutory stock option grants, (iv) any other lawful means, or (v) any combination of these forms of payment.

Stock Appreciation Rights.    A stock appreciation right, or SAR, is an award entitling the recipient, upon exercise, to receive an amount of our common stock, cash or a combination thereof (such form to be determined by our board of directors) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price of the SAR. The measurement price may not be less than 100% of the fair market value on the date the SAR is granted; provided that if our board approves the grant of a SAR effective as of a future date, the measurement price may not be less than 100% of the fair market value on such future date. SARs may be granted independently or in tandem with an option. SARs may not be granted with a term in excess of ten years.

Restricted Stock.    An award of restricted stock is an award entitling the recipient to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at the issue price or other stated formula (or to require forfeiture if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Unless otherwise provided in the applicable restricted stock agreement, any dividends declared and paid by us with respect to shares of restricted stock will be paid only if and when such shares become free from restrictions on transferability and forfeitability.

Restricted Stock Units.    A restricted stock unit is an award entitling the recipient to receive shares of our common stock or cash to be delivered at the time such award vests pursuant to the terms and conditions established by our board. The award agreement for restricted stock units may provide the recipient with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of common stock, which we refer to as dividend equivalents. Dividend equivalents may be (i) paid currently or credited to an account for the recipient or (ii) settled in cash and/or shares of our common stock, and may be subject to the same restrictions on transfer and forfeitability as the restricted stock units with respect to which they were paid. A recipient will have no voting rights with respect to any restricted stock units unless and until shares of our common stock are issued.

Other Stock-Based Awards.    Under the A&R 2011 plan, our board has the right to grant other awards valued in whole or in part by reference to or otherwise based upon our common stock having such terms and conditions as our board may determine. Other stock-based awards may be available as a form of payment in the settlement of other awards granted under the A&R 2011 plan, or as payment in lieu of compensation to which a recipient is otherwise entitled and may be paid in shares of our common stock or cash, as our board of directors determines.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option and awards that are subject to Section 409A of the Code, pursuant to a qualified domestic relations order. During the life of the recipient, awards are exercisable only by the recipient.

Except with respect to awards that are subject to Section 409A of the Code, our board of directors may permit or provide in an award for the gratuitous transfer of the award by the recipient to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the recipient

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and/or an immediate family member of the recipient if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, for the registration of the sale of the common stock subject to such award to the proposed transferee. We will not be required to recognize any such permitted transfer until such time as the permitted transferee, as a condition to the transfer, delivers to us a written instrument in form and substance satisfactory to us confirming that the transferee will be bound by all of the terms and conditions of the award.

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors are eligible to receive awards under our A&R 2011 plan; however, incentive stock options may only be granted to our employees.

The maximum number of shares of our common stock with respect to which awards may be granted to any recipient under the A&R 2011 plan may not exceed 650,860 shares per calendar year. For purposes of this limit, a Tandem SAR is treated as a single award.

Limit on Awards to Directors

Notwithstanding any provision in the A&R 2011 plan to the contrary, the aggregate amount of all compensation granted during any calendar year to any member of our board of directors who is not an employee of our company, including any awards granted under the A&R 2011 plan (based on grant date fair value computed as of the date of grant in accordance with applicable financial accounting rules) and any cash retainer or meeting fee paid or provided for service on the our board of directors or any committee thereof, or any award granted under the A&R 2011 plan in lieu of any such cash retainer or meeting fee, shall not exceed $1,000,000.

Plan Benefits

As of April 10, 2016, approximately 535 persons were eligible to receive awards under the A&R 2011 plan, including our named executive officers and our non-employee directors. The granting of awards under the A&R 2011 plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

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The following table sets forth, as of April 10, 2016, the stock option awards that have been made under the 2011 plan to the individuals indicated below:

Stock Options
Each named executive officer
David Stack, Chief Executive Officer and Chairman	500,000
James Scibetta, President and Chief Financial Officer	260,000
Scott Braunstein, Senior Vice President, Strategy and Corporate Development	75,000
James Jones, Senior Vice President and Chief Medical Officer	40,000
Kristen Williams, Chief Administrative Officer, General Counsel and Secretary	115,000
All current executive officers as a group	990,000
All current directors who are not executive officers as a group	325,000
Each nominee for election as a director
Paul Hastings	41,000
John Longenecker	31,000
Andreas Wicki	—
Each associate of any such directors, executive officers or nominees	—
Each person who received 5% of such awards
David Stack	500,000
All employees, including all current officers who are not executive officers, as a group	4,489,930

On April 20, 2016, the last reported sale price of our common stock at the close of business on the NASDAQ Global Select Market was $60.70 per share.

Administration

The A&R 2011 plan is administered by our board. Our board has the authority to grant awards and adopt, amend and repeal the administrative rules, guidelines and practices relating to the A&R 2011 plan and to interpret the provisions of the A&R 2011 plan and any award agreements entered into under the A&R 2011 plan. Pursuant to the terms of the A&R 2011 plan, our board may delegate authority under the A&R 2011 plan to one or more committees or subcommittees of the board and may delegate the power to grant certain awards and such other authority under the A&R 2011 plan as the board may determine to one or more of our officers. Our board has authorized our compensation committee to administer certain aspects of the A&R 2011 plan, including the granting of options to executive officers, and has authorized a committee of the board, consisting of our chief executive officer, to grant options to non-executive employees, subject to limitations set by the compensation committee.

Subject to any applicable limitations contained in the A&R 2011 plan, our compensation committee selects the recipients of awards and determines:

  •
  the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

  •
  the exercise price of options (which may not be less than 100%, or 110%, as applicable, of the fair market value of our common stock);

  •
  the duration of the options (which may not exceed ten years, or five years, as applicable); and

  •
  the number of shares of our common stock subject to any SAR, award of restricted stock, restricted stock unit or other stock-based award and the terms and conditions of such awards, including conditions for repurchase, issue price, measurement price, repurchase price and vesting.

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The board is required to make equitable adjustments to the A&R 2011 plan and any outstanding awards to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, share combinations or reclassifications, spin-offs and other similar changes in capitalization, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend.

The A&R 2011 plan also contains provisions addressing the consequences of any reorganization event, which is defined as (i) any merger or consolidation of Pacira with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (ii) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (iii) our liquidation or dissolution.

Reorganization Events

In connection with a reorganization event, the board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than those relating to restricted stock on such terms as the board determines: (i) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a recipient, provide that all of the recipient's unexercised awards will terminate immediately prior to the consummation of the reorganization event unless exercised by the recipient (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards will become exercisable, realizable, or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation of the reorganization event a cash payment for each share surrendered in the reorganization event, which we refer to as the acquisition price, make or provide for a cash payment to recipients with respect to each award held by a recipient equal to (A) the number of shares of common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (B) the excess, if any, of (I) the acquisition price over (II) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (v) provide that, in connection with our liquidation or dissolution, awards will convert into the right to receive liquidation proceeds (if applicable, net of the applicable exercise, measurement or purchase price and any applicable tax withholdings), and (vi) any combination of the foregoing. In taking any such actions, the board is not obligated by the A&R 2011 plan to treat all awards, all awards held by a recipient, or all awards of the same type, identically.

Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless the board determines otherwise, apply to the cash, securities or other property which the common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, the board may provide for termination or deemed satisfaction of such repurchase or other rights in the restricted stock agreement or any other agreement between a recipient and us. Upon the occurrence of a reorganization event involving our liquidation or dissolution, unless otherwise provided for in the restricted stock agreement or any other agreement between a recipient and us, all restrictions and conditions on all restricted stock then outstanding will automatically be deemed terminated or satisfied.

In the case of outstanding restricted stock units that are subject to Section 409A of the Code: (i) if the applicable restricted stock unit agreement provides that the restricted stock units will be settled upon a "change of control event" within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the reorganization event constitutes such a "change of control event", then no assumption or substitution shall be permitted and the restricted stock units shall instead be settled in accordance with the terms of

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the applicable restricted stock unit agreement; and (ii) the Board may only provide for (x) acceleration of the vesting of the restricted stock units, (y) termination of the restricted stock units in exchange for an amount equal to the acquisition price over the purchase price and any applicable tax withholdings or (z) conversion of the restricted stock units into the right to receive liquidation proceeds if the reorganization event constitutes a "change of control event" as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and/or such action is permitted or required by Section 409A of the Code. If the reorganization event is not a "change of control event" or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the restricted stock units, then the unvested restricted stock units will terminate immediately prior to the consummation of the reorganization event without any payment in exchange.

Substitute Awards

In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, our board may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate of it. Substitute awards may be granted on such terms, as our board deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the A&R 2011 plan. Substitute awards will not count against the A&R 2011 plan's overall share limit or any sublimit in the A&R 2011 plan, except as may be required by the Code.

Repricing

Except as provided for in connection with a change in our capitalization or a reorganization event, the A&R 2011 plan provides that we may not, without stockholder approval:

  •
  amend any outstanding stock option or SAR granted under the A&R 2011 plan to provide an exercise or measurement price per share that is lower than the then-current exercise or measurement price per share of such outstanding award;

  •
  cancel any outstanding option or SAR (whether or not granted under the A&R 2011 plan) and grant in substitution therefor new awards under the A&R 2011 plan (other than as substitute awards as described above) covering the same or a different number of shares of our common stock and having an exercise or measurement price per share lower than the then-current exercise or measurement price per share of the cancelled award;

  •
  cancel in exchange for cash any outstanding stock options or SARs that then have exercise or measurement prices per share above the then-current fair market value of our common stock; or

  •
  take any other action that constitutes a "repricing" within the meaning of the rules of the NASDAQ Stock Market.

Authorization of Sub-Plans

Our board of directors may establish sub-plans under the A&R 2011 plan to satisfy applicable securities, tax or other laws of various jurisdictions.

Amendment or Termination

No award may be granted under the A&R 2011 plan after 10 years from stockholder approval, but awards previously granted may extend beyond that date. Our board of directors may amend, suspend or terminate the A&R 2011 plan or any portion of the plan at any time, except that stockholder approval may be required to comply with certain applicable law or stock market requirements.

Other than with respect to repricings, our board may amend, modify or terminate any outstanding award, subject to limitations set forth in the A&R 2011 plan. Such actions will require the approval of a

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recipient, unless our board determines that the action does not materially and adversely affect such recipient's rights under the A&R 2011 plan or the change is permitted under the A&R 2011 plan. Our board of directors may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in or whole or in part, as the case may be.

FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the A&R 2011 plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonstatutory deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A recipient will not recognize income upon the grant of an incentive stock option. Also, except as described below, a recipient will not recognize income upon exercise of an incentive stock option if the recipient has been employed by our company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the recipient exercises the option. If the recipient has not been so employed during that time, then the recipient will be taxed as described below under "Nonstatutory Stock Options." The exercise of an incentive stock option may subject the recipient to the alternative minimum tax.

A recipient will recognize income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the recipient sells the stock. If a recipient sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a recipient sells the stock prior to satisfying these waiting periods, then the recipient will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the recipient has held the stock for more than one year and otherwise will be short-term. If a recipient sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the recipient held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A recipient will not recognize income upon the grant of a nonstatutory stock option. A recipient will recognize compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the recipient exercised the option less the exercise price. Upon sale of the stock, the recipient will recognize capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the recipient has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A recipient will not recognize income upon the grant of a SAR. A recipient generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the recipient will recognize capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the recipient held the stock for more than one year and otherwise will be short-term.

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Restricted Stock Awards

A recipient will not recognize income upon the grant of restricted stock that is subject to vesting conditions unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a recipient will recognize compensation income equal to the value of the stock less any purchase price paid for the stock. Upon sale of the stock, the recipient will recognize capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. This capital gain or loss will be long-term if the recipient held the stock for more than one year and one day from the grant date, and otherwise will be short-term. If the stock is forfeited due to the failure to satisfy the vesting conditions, then the recipient would not receive any deduction or loss with respect to the amount included in income by reason of the Section 83(b) election.

If the recipient does not make an 83(b) election, then as the vesting conditions become satisfied, the recipient will recognize compensation income equal to the value of the stock on the vesting date, less any purchase price paid for the stock. Upon sale of the stock, the recipient will recognize capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the recipient held the stock for more than one year from the applicable vesting date and otherwise will be short-term.

Restricted Stock Units

A recipient will not recognize income upon the grant of a restricted stock unit award. A recipient is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit award vests, the recipient will recognize income on the date the stock is transferred to the recipient in an amount equal to the fair market value of the stock on such date less the purchase price, if any, paid for the stock. Upon sale of the stock, the recipient will recognize capital gain or loss equal to the sales proceeds less the value of the stock on the date of transfer. Any capital gain or loss will be long-term if the recipient held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the A&R 2011 plan will vary depending on the specific terms of the award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the recipient under the award and the recipient's holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us

We generally will be entitled to an equivalent deduction to the extent that a recipient recognizes compensation income. Any such deduction may be subject to limitations under the Code, including Section 162(m).

Equity Compensation Plan Information

We currently have three equity compensation plans under which shares are authorized for issuance: our Amended and Restated 2011 Stock Incentive Plan (2011 Plan), our 2014 Employee Stock Purchase Plan (2014 ESPP) and our 2014 Inducement Plan. Awards also remain outstanding under our 2007 Stock Incentive Plan (2007 Plan), however, the 2007 Plan has been terminated and no additional awards may

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be issued under the 2007 Plan. The following table provides information regarding securities authorized for issuance as of December 31, 2015 under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2007 Plan	700,110	(1)	$3.21		—
2011 Plan	4,100,856	(2)	$51.08	(2)	718,677	(3)
2014 ESPP	—		—		449,300
Equity compensation plans not approved by security holders:
2014 Inducement Plan(4)	60,954	(1)	$64.21		108,000	(3)

Total	4,861,920		$44.03		1,275,977	(3)

(1)
Consists only of outstanding stock options.

(2)
Includes 3,884,658 shares subject to outstanding stock options and 216,198 shares subject to unvested restricted stock units. The weighted-average exercise price for the 2011 Plan only relates to the outstanding stock options.

(3)
Awards issuable under the 2011 Plan and the 2014 Inducement Plan include stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

(4)
On April 15, 2014, as an inducement to accept employment with our company, we granted to 17 new non-executive employees an option to purchase shares of our common stock with an exercise price of $64.21 per share, the closing price of our common stock as reported on the NASDAQ Global Select Market on April 15, 2014, under our 2014 Inducement Plan as approved by our board of directors. Each option has a ten year term and vests with respect to 25% of the option shares on the first anniversary of the employee's commencement of employment with us, with the remaining option shares vesting in equal monthly installments over the 36 months thereafter, subject to continued employment with us as of each vesting date. The material terms of the 2014 Inducement Plan are substantially similar to the 2011 Plan.

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RELATED PERSON TRANSACTIONS

The following is a description of transactions entered into, or in effect, after January 1, 2015 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, or affiliates or immediate family members of any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unrelated third parties.

Services Agreement with Gary Patou and MPM Asset Management LLC

In October 2010, we entered into a services agreement with Dr. Gary Patou, our former chief medical officer, and MPM AM, to provide services to us customarily expected of a chief medical officer. Dr. Patou and our chief executive officer, David Stack, are managing directors of MPM AM, which, together with its affiliates, beneficially owned more than five percent of our outstanding common stock through March 2013. Dr. Patou's principal duties for us include obtaining approval for the EXPAREL NDA in the United States, filing the EXPAREL dossier in the European Union, developing additional clinical indications for EXPAREL and assisting with our product pipeline development. Pursuant to the services agreement, as amended, MPM AM earned monthly service fees between approximately $16,000 and $26,000 in exchange for 50% to 80% of Dr. Patou's business time during the term of the services agreement. In September 2013, the parties entered into an amendment to the services agreement to provide a monthly service fee of approximately $26,000 payable to MPM AM in exchange for 80% of Dr. Patou's business time through December 31, 2014. In November 2014 and March 2015, the parties entered into additional amendments to the services agreement to change the monthly service to approximately $16,000 for the first three months of 2015 and approximately $21,000 from April 1, 2015 until December 31, 2015, in each case in exchange for 50% of Dr. Patou's business time. In fiscal year 2015, we paid approximately $0.3 million in total fees to MPM AM for Dr. Patou's services under the services agreement. The services agreement was terminated in December 2015.

Consulting Agreement with Gary Pace

In August 2012, we entered into a second amended and restated consulting agreement, which provides for Dr. Gary Pace, one of our directors, to provide consulting services for manufacturing-related activities for a monthly consulting fee. As subsequently amended, under this consulting agreement, Dr. Pace provides consulting services at an hourly rate not to exceed $5,000 per month. In fiscal year 2015, we paid approximately $60,000 in total fees and expense reimbursements to Dr. Pace pursuant to this consulting agreement.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our board of directors has adopted a written related person transaction policy which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 58

Any related person transaction proposed to be entered into by us is required to be reported to our chief financial officer and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If our chief financial officer determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee, or at the next meeting following the date that the related person transaction comes to the attention of our chief financial officer. Our chief financial officer, however, may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

Transactions involving compensation of executive officers will be reviewed and approved by the compensation committee in the manner specified in the charter of the compensation committee.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in our related person transaction policy after full disclosure of the related person's interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of business;

  •
  whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to stockholders in light of the circumstances of the particular transaction.

The audit committee reviews all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction. All transactions disclosed above were reviewed and approved by the audit committee in accordance with our related person transaction policy.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation and Bylaws, provide that we indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 59

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, regarding the beneficial ownership of our common stock as of March 31, 2016 (except where otherwise noted), by:

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

  •
  all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days of March 31, 2016. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations for beneficial ownership are based on 37,103,427 shares outstanding at the close of business on March 31, 2016. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Pacira Pharmaceuticals, Inc., 5 Sylvan Way, Suite 300, Parsippany, New Jersey 07054.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2016 to be outstanding. We did not deem these shares outstanding, however, for the purpose of computing the

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 60

percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
T. Rowe Price Associates, Inc.(1)	4,043,295	10.9%
FMR LLC(2)	3,925,537	10.6%
BlackRock, Inc.(3)	2,776,196	7.5%
The Vanguard Group(4)	2,468,838	6.7%
Gilder, Gagnon, Howe & Co. LLC(5)	2,220,589	6.0%
Visium Asset Management, LP(6)	2,001,385	5.4%
Directors:
David Stack(7)	828,544	2.2%
Laura Brege(8)	27,000	*
Yvonne Greenstreet(9)	23,000	*
Paul Hastings(10)	18,853	*
Mark Kronenfeld(11)	24,850	*
John Longenecker(12)	28,036	*
Gary Pace(13)	158,054	*
Andreas Wicki(14)	1,100,100	3.0%
Dennis Winger(15)	28,227	*
Named Executive Officers:
James Scibetta(16)	288,255	*
Scott Braunstein	2,000	*
James B. Jones	1,000	*
Kristen Williams(17)	45,941	*
All directors and executive officers as a group (13 persons)(18)	2,574,360	6.9%

(1)
This information is derived exclusively from a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 10, 2016 reporting on beneficial ownership as of December 31, 2015. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)
This information is derived exclusively from a Schedule 13G/A filed by FMR LLC with the SEC on February 12, 2016 reporting on beneficial ownership as of December 31, 2015. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)
This information is derived exclusively from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 27, 2016 reporting on beneficial ownership as of December 31, 2015. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
This information is derived exclusively from a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2016 reporting on beneficial ownership as of December 31, 2015. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
This information is derived exclusively from a Schedule 13G/A filed by Gilder, Gagnon, Howe & Co. LLC with the SEC on February 12, 2016 reporting on beneficial ownership as of December 31, 2015. The address for Gilder, Gagnon, Howe & Co. LLC is 3 Columbus Circle, 26th Floor, New York, New York 10019.

(6)
This information is derived exclusively from a Schedule 13G/A filed by Visium Asset Management, LP with the SEC on February 12, 2016 reporting on beneficial ownership as of December 31, 2015. The address for Visium Asset Management, LP is 888 Seventh Avenue, New York, New York 10019.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 61

(7)
Consists of (i) 285 shares of common stock held directly by Mr. Stack, (ii) 18,596 shares of common stock held indirectly by Stack Schroon Mohawk FLP, (iii) 1,208 shares of common stock held indirectly by LCK Investment LLC, and (iv) 808,455 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of March 31, 2016. Mr. Stack is the general partner of Stack Schroon Mohawk FLP and is the owner of LCK Investment LLC.

(8)
Consists of 27,000 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of March 31, 2016.

(9)
Consists of 23,000 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of March 31, 2016.

(10)
Consists of (i) 853 shares of common stock held directly by Mr. Hastings and (ii) 18,000 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of March 31, 2016.

(11)
Consists of (i) 1,850 shares of common stock held directly by Dr. Kronenfeld and (ii) 23,000 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of March 31, 2016.

(12)
Consists of (i) 300 shares of common stock held directly by Dr. Longenecker and (ii) 27,736 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of March 31, 2016.

(13)
Consists of (i) 18,692 shares of common stock held directly by Dr. Pace and (ii) 139,362 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of March 31, 2016.

(14)
Consists of 1,100,100 shares of common stock held by HBM Healthcare Investments AG (formerly HBM BioVentures AG) ("HBM"). The board of directors of HBM has sole voting and investment power with respect to the shares held by such entity and acts by majority vote. The board of directors of HBM is comprised of Richard Coles, Sophia Harris, Jean-Marc Lesieur, Dr. Andreas Wicki and John Urquhart, none of whom has individual voting or investment power with respect to such shares.

(15)
Consists of (i) 2,645 shares of common stock held directly by Mr. Winger and (ii) 25,582 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of March 31, 2016.

(16)
Consists of (i) 10,504 shares of common stock held directly by Mr. Scibetta and (ii) 277,751 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of March 31, 2016.

(17)
Consists of 45,941 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of March 31, 2016.

(18)
Includes 1,415,827 common stock issuable upon exercise of stock options that are exercisable within 60 days of March 31, 2016.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 62

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under U.S. securities laws, directors, executive officers, and persons holding more than 10 percent of our common stock must report their initial ownership of the common stock and any changes in that ownership in reports that must be filed with the SEC. Copies of these reports also must be furnished to us. The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on an examination of these reports and on written representations provided to us, all directors, executive officers, and 10 percent owners timely filed all reports regarding transactions in our securities required to be filed for 2015 by Section 16(a) under the Exchange Act.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders, and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Pacira Pharmaceuticals, Inc., 5 Sylvan Way, Suite 300, Parsippany NJ, 07054 Attention: Secretary, telephone: (973) 254-3560. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2017 proxy statement must submit the proposal so that it is received by us no later than December 22, 2016, unless the date of our 2017 Annual Meeting of Stockholders is more than 30 days before or after June 14, 2017, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Pacira Pharmaceuticals, Inc., 5 Sylvan Way, Suite 300, Parsippany NJ, 07054 Attention: Secretary.

For stockholder proposals submitted outside of the SEC proposal rules, our Bylaws require that advance written notice in proper form for matters to be brought before an annual stockholders meeting be received by the Secretary of the Company not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding annual stockholders meeting. Accordingly, notice of stockholder proposals for the 2016 Annual Meeting of Stockholders must be received by us between February 14, 2017 and March 16, 2017. If the date of our 2017 Annual Meeting of Stockholders is advanced more than 20 days before, or delayed more than 60 days beyond June 14, 2017, proper notice of stockholders proposals must be received as provided for in our Bylaws.

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 63

OTHER MATTERS

Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors,
/s/ Kristen Williams Kristen Williams Chief Administrative Officer, General Counsel and Secretary
April 21, 2016

PACIRA PHARMACEUTICALS, INC. -- 2016 PROXY STATEMENT -- 64

APPENDIX A

PACIRA PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

        (As approved by stockholders on                          , 2016)

1.     Purpose

        The purpose of this Amended and Restated 2011 Stock Incentive Plan (the "Plan") of Pacira Pharmaceuticals, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the "Code") at the time of grant and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

2.     Eligibility

        All of the Company's employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a "Participant." "Award" means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8).

3.     Administration and Delegation

        (a)   Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

        (b)   Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

        (c)   Delegation to Officers.    To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant such Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act). The Board may not delegate authority under this Section 3(c) to grant Restricted Stock, unless Delaware law then permits such delegation.

4.     Stock Available for Awards

        (a)   Number of Shares; Share Counting.

          (1)   Authorized Number of Shares.    Subject to adjustment under Section 9, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 5(b)) for up to such number of shares of common stock, $0.001 par value per share, of the Company (the "Common Stock") as is equal to the sum of:

            (A)   9,842,347 shares of Common Stock; plus

            (B)   such number of shares of Common Stock (up to 2,112,190 shares) as is equal to the number of shares of Common Stock subject to awards granted under the Company's Second Amended and Restated 2007 Stock Option-Stock Issuance Plan (the "Existing Plan") which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code).

    Shares issued under the Plan (i) shall in no event exceed an aggregate of 11,954,537 shares of Common Stock as set forth in Section 4(a)(1)(A) and Section 4(a)(1)(B) above and (ii) may consist in whole or in part of authorized but unissued shares or treasury shares.

          (2)   Share Counting.    For purposes of counting the number of shares available for the grant of Awards under the Plan:

            (A)   all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a "Tandem SAR"), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other's exercise will not restore shares to the Plan;

            (B)   if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimits listed in the first clause of this Section 4(a)(2) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR; and

            (C)  shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards.

          (b)   Section 162(m) Per-Participant Limit.    Subject to adjustment under Section 9, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 650,860 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The per Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder ("Section 162(m)").

          (c)   Substitute Awards.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimit contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

          (d)   Limit on Awards to Directors.    Notwithstanding any provision in the Plan to the contrary, the aggregate amount of all compensation granted during any calendar year to any member of the Board who is not an employee of the Company, including any Awards (based on grant date fair value computed as of the date of grant in accordance with applicable financial accounting rules) and any cash retainer or meeting fee paid or provided for service on the Board or any committee thereof, or any Award granted in lieu of any such cash retainer or meeting fee, shall not exceed $1,000,000.

5.     Stock Options

        (a)   General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

        (b)   Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Pacira Pharmaceuticals, Inc., any of Pacira Pharmaceuticals, Inc.'s parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code at the time of grant, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a "Nonstatutory Stock Option." The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

        (c)   Exercise Price.    The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the fair market value per share of Common Stock as determined by (or in a manner approved by) the Board ("Fair Market Value") on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

        (d)   Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

        (e)   Exercise of Options.    Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

        (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)   in cash or by check, payable to the order of the Company;

          (2)   except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

          (3)   to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

          (4)   to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of "net exercise" to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

          (5)   to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

          (6)   by any combination of the above permitted forms of payment.

        (g)   Repricing.    Unless such action is approved by the Company's stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value or (4) take any other action under the Plan that constitutes a "repricing" within the meaning of the rules of the NASDAQ Stock Market ("NASDAQ").

6.     Stock Appreciation Rights

        (a)   General.    The Board may grant Awards consisting of stock appreciation rights ("SARs") entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

        (b)   Measurement Price.    The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

        (c)   Duration of SARs.    Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

        (d)   Exercise of SARs.    SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

        (e)   Repricing.    Unless such action is approved by the Company's stockholders, the Board may not (except as permitted under Section 9) (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding stock appreciation right (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having a measurement price per share lower than the then-current exercise price per share of the cancelled stock appreciation right, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value or (4) take any other action under the Plan that constitutes a "repricing" within the meaning of the rules of the NASDAQ Stock Market.

7.     Restricted Stock; Restricted Stock Units

        (a)   General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests ("Restricted Stock Units") (Restricted Stock and Restricted Stock Units are each referred to herein as a "Restricted Stock Award").

        (b)   Terms and Conditions for All Restricted Stock Awards.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

        (c)   Additional Provisions Relating to Restricted Stock.

          (1)   Dividends.    Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock ("Accrued Dividends") shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

          (2)   Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. "Designated Beneficiary" means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death or (ii) in the absence of an effective designation by a Participant, the Participant's estate.

        (d)   Additional Provisions Relating to Restricted Stock Units.

          (1)   Settlement.    Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one share of Common Stock. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

          (2)   Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

          (3)   Dividend Equivalents.    The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents"). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the Award agreement.

8.     Other Stock-Based Awards

        (a)   General.    Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants ("Other Stock-Based-Awards"). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

        (b)   Terms and Conditions.    Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

9.     Adjustments for Changes in Common Stock and Certain Other Events

        (a)   Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimit set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (b)   Reorganization Events.

          (1)   Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

          (2)   Consequences of a Reorganization Event on Awards Other than Restricted Stock.

            (A)   In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant's unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

            (B)   Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a "change in control event" within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a "change in control event", then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a "change in control event" as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and/or such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a "change in control event" as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

            (C)  For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

          (3)   Consequences of a Reorganization Event on Restricted Stock.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company's successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10.  General Provisions Applicable to Awards

        (a)   Transferability of Awards.    Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option and Awards that are subject to Section 409A of the Code, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, except with respect to Awards that are subject to Section 409A of the Code, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

        (b)   Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)   Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)   Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (e)   Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

        (f)    Amendment of Award.    Except as set forth in Sections 5(g) and 6(e) with respect to repricings, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant's consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant's rights under the Plan or (ii) the change is permitted under Section 9.

        (g)   Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)   Acceleration.    The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

11.  Miscellaneous

        (a)   No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)   No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

        (c)   Effective Date and Term of Plan.    The Plan shall become effective on the date the Plan is approved by the Company's stockholders (the "Effective Date"). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

        (d)   Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company's stockholders approve such amendment in the manner required by Section 162(m); and (ii) no amendment that would require stockholder approval under the rules of the NASDAQ Stock Market may be made effective unless and until the Company's stockholders approve such amendment. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

        (e)   Authorization of Sub-Plans (including for Grants to non-U.S. Employees).    The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board's discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

        (f)    Compliance with Section 409A of the Code.    Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes "nonqualified deferred compensation" within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of "separation from service" (as determined under Section 409A of the Code) (the "New Payment Date"), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

        (g)   Limitations on Liability.    Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the Board's approval) arising out of any act or omission to act concerning the Plan unless arising out of such person's own fraud or bad faith.

        (h)   Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PACIRA PHARMACEUTICALS, INC. 5 SYLVAN WAY, Suite 300 PARSIPPANY, NJ 07054 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Paul Hastings 02 John Longenecker 03 Andreas Wicki The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For 0 0 0 Against 0 0 0 Abstain 0 0 0 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Advisory vote to approve the compensation of our named executive officers. 3. 4 Approval of the Amended and Restated 2011 Stock Incentive Plan. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockerholder(s). If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000288577_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com PACIRA PHARMACEUTICALS, INC. Annual Meeting of Stockholders June 14, 2016 2:00 PM Eastern Daylight Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David Stack and James Scibetta, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PACIRA PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 2:00 PM, Eastern Daylight Time on June 14, 2016, at Trump SoHo New York, 246 Spring Street, New York, New York 10013, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000288577_2 R1.0.1.25